Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

January 29, 2026,

among

MSG LAS VEGAS, LLC,

as Borrower

The LENDERS and L/C ISSUERS Party Hereto,

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger and Sole Bookrunner

CAPITAL ONE, NATIONAL ASSOCIATION,

FLAGSTAR BANK, N.A.,

PNC CAPITAL MARKETS LLC,

and

TRUIST BANK

as Joint Lead Arrangers

WEBSTER BANK, NATIONAL ASSOCIATION,

as Syndication Agent

EAST WEST BANK,

and

NORTHWEST BANK,

as Co-Documentation Agents

i

SCHEDULES:

Schedule 2.01(a)	—	Term Loan Commitments and Applicable Percentages
Schedule 2.01(b)	—	Revolving Commitments and Applicable Percentages
Schedule 3.05	—	Mortgaged Properties
Schedule 3.06(a)	—	Litigation
Schedule 3.06(b)	—	Environmental Reports and Information
Schedule 3.07	—	Compliance with Agreements
Schedule 3.11	—	Ownership
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.09	—	Transactions with Affiliates
Schedule 6.10	—	Negative Pledge

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Compliance Certificate
Exhibit D	—	Form of Interest Election Request
Exhibit E	—	Form of Collateral Questionnaire
Exhibit F-1	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-2	—	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-3	—	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit F-4	—	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes

CREDIT AGREEMENT dated as of January 29, 2026, among MSG LAS VEGAS, LLC, a Delaware limited liability company, the LENDERS and L/C Issuers party hereto and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, shall bear interest at a rate determined by reference to the Alternate Base Rate.

“Accounts Agreement” means the Accounts Agreement dated as of the Closing Date, by and among the Borrower, the Accounts Bank and the Administrative Agent.

“Accounts Bank” means JPMorgan Chase Bank, National Association, in its capacity as “Accounts Bank” under the Accounts Agreement, and its successors in such capacity as provided in the Accounts Agreement.

“Adjusted Operating Income” means for any period, the following for the Borrower for such period, determined on a consolidated basis in accordance with GAAP: (i) aggregate operating revenues, minus (ii) aggregate operating expenses (including direct operating and selling, general administrative), such expenses to exclude impairments of property, equipment and intangible assets, depreciation and amortization (other than the amortization of production and development costs associated with shows or other content), direct operating expenses representing the expensing of capitalized amounts (including capitalized production costs and charges) and charges and credits relating to employee and director stock plans and non-cash restructuring charges and credits, and in each case without duplication to exclude expenses allocated to Affiliates; provided, however, that for purposes of determining Adjusted Operating Income for any period (in each case, for such period and without duplication), (A) there shall be included any dividends and distributions to the extent paid in cash by any Person (other than the Borrower) to the Borrower, (B) Adjusted Operating Income for such period shall be increased or reduced, as the case may be, by the Adjusted Operating Income of assets or businesses acquired or disposed of (provided that in each case it has an impact on Adjusted Operating Income of at least $500,000) by the Borrower on or after the first day of such period, determined on a pro forma basis reasonably satisfactory to the Administrative Agent (it being agreed that it shall be reasonably satisfactory to the Administrative Agent that such pro forma calculations may be based upon GAAP as applied in the preparation of the financial statements for the Borrower, delivered or deemed delivered pursuant to Section 5.01 rather than as applied in the financial statements of the company whose assets were acquired and may include, in the Borrower’s discretion, a reasonable estimate of savings under existing contracts resulting from any such acquisitions), as though the Borrower acquired or disposed of such assets on the first day of such period, and (C) there shall be included any gains or losses on sales or dispositions of Investments by the Borrower; provided that the aggregate amount of any net gain included pursuant to this clause (C) shall not exceed

$10,000,000 for any Measurement Period. For purposes of this definition, revenues and operating expenses for any period may exclude the following, in each case for such period (without duplication): (1) losses resulting from any write off or write down of Investments by the Borrower; (2) the costs resulting from the cancellation of shows or other content or abandonment of shows or other content under development or write-off of any deferred production costs associated with shows or other content; (3) losses resulting from currency fluctuations and any unrealized losses from hedging transactions; (4) pension curtailment or settlements; (5) any other non-cash items (including non-cash compensation); (6) the cumulative effect of a change in accounting principles; (7) charges in respect of legal and other settlements (including direct or allocated fees and disbursements of counsel), restructurings, severance charges and other non-recurring, unusual or infrequent items; and (8) all (a) costs, fees and expenses relating to the Transactions and (b) costs, fees and expenses (including diligence and integration costs) incurred in connection with (x) investments, acquisitions, and financings related to any of the foregoing or to the capitalization of the Borrower or (y) other transactions that are out of the ordinary course of business of the Borrower (in each case, including transactions considered or proposed but not consummated), including equity issuances, Investments, acquisitions, dispositions, recapitalizations, mergers, option buyouts and the incurrence, modification or repayment of Indebtedness (including all consent fees, premium and other amounts payable in connection therewith). Notwithstanding any provision of this definition to the contrary, any increases to Adjusted Operating Income for any period which result from cash items described in clauses (A), (B) or (C) of the first sentence of this definition or clauses (1) through (8) of the second sentence of this definition shall not in the aggregate exceed the greater of $40,000,000 or 10% of Adjusted Operating Income for the most recently ended Measurement Period (determined after giving effect to such adjustments).

“Administrative Agent” means JPMorgan Chase Bank, National Association (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents to which it is a party, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified; provided that for purposes of Section 6.09, the term “Affiliate” also means any Person that directly or indirectly beneficially owns Equity Interests in the Person specified representing 10% or more of the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Person specified (other than as a non-managing member or limited partner) and any Person that would be an Affiliate of any such beneficial owner pursuant to this definition (but without giving effect to this proviso); and provided further that no individual shall be an Affiliate of a corporation, limited liability company or partnership solely by reason of his or her being an officer, director, manager, member or partner of such entity, except in the case of a member or a partner if his or her interests in such limited liability company or partnership shall qualify him or her as an Affiliate.

“Agent-Related Person” has the set forth in Section 9.03(d).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Agreement” means this Credit Agreement, including all Exhibits and Schedules attached to this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the sum of (i) the Term SOFR Rate for a one (1) month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus (ii) 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.11 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.11(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Ancillary Document” has the meaning set forth in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower from time to time concerning or relating to bribery, corruption, money laundering or the financing of terrorism.

“Applicable Parties” has the meaning set forth in Section 8.03(c).

“Applicable Percentage” means (a) in respect of the Initial Term Facility, with respect to any Term Loan Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Term Facility represented by such Term Loan Lender’s Term Loan Commitment at such time (including any Incremental Term Commitments that increase the Term Loan Commitments under the Initial Term Facility), (b) in respect of any Incremental Term Facility that is a separate tranche of Term Loan Commitments and Term Loans, with respect to any Incremental Term Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Term Facility represented by such Incremental Term Lender’s Incremental Term Commitment at such time, (c) in respect of the Initial Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Initial Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time (including any Incremental Revolving Credit Commitments that increase the Revolving Commitments under the Initial Revolving Credit Facility), and (d) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Commitments and Revolving Loans, with respect to any Incremental Revolving Credit Lender thereunder at any time, the percentage (carried out to the ninth decimal place) of such Incremental Revolving Credit Facility represented by such Incremental Revolving Credit Lender’s

Incremental Revolving Credit Commitment at such time. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01(a) (or, in the case of any Incremental Lender, on Schedule I to the applicable Incremental Supplement, if any) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable

“Applicable Rate” means:

(a) (i) initially, with respect to each Initial Term Loan and Initial Revolving Credit Loans, 2.75% per annum for Term Benchmark Loans and 1.75% per annum for ABR Loans, and (ii) following the delivery of the Compliance Certificate for the first full fiscal quarter of the Borrower following the Closing Date, as determined by the Borrower’s Total Leverage Ratio, as follows:

Level	Total Leverage Ratio	Applicable Rate
		Term Benchmark Loan	ABR Loan
Level 3	Greater than 3.00:1.00	3.00%	2.00%
Level 2	Equal to or greater than 1:00:1.00 and less than or equal to 3.00:1.00	2.75%	1.75%
Level 1	Less than 1.00:1.00	2.50%	1.50%

and

(b) in respect of any Incremental Facility, the percentages per annum for ABR Loans and for Term Benchmark Loans that are agreed by the Borrower and the applicable Incremental Lenders and specified in the applicable Incremental Supplement with respect to such Incremental Facility.

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(c) of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Level 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the Compliance Certificate required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered.

“Applicable Revolving Credit Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the applicable Revolving Credit Facility at such time.

“Appropriate Lender” means, at any time, (a) with respect to the Initial Term Facility, Initial Revolving Credit Facility or an Incremental Facility, if any, a Lender that has a Commitment with respect to such Facility or holds a Term Loan, a Revolving Loan or an Incremental Loan, respectively, at such time, and (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.19(a), the Revolving Lenders.

“Approved Electronic Platform” has the meaning set forth in Section 8.03(a).

“Approved Fund” has the meaning set forth in Section 9.04(b).

“Arranger and Syndication Agent Fee Letter” means that certain arranger and syndication agent fee letter, dated the Closing Date, by and between the Borrower and JPMorgan Chase Bank, National Association, on behalf of the Arrangers.

“Arrangers” means the Lead Arranger, Capital One, National Association, Flagstar Bank, N.A., PNC Capital Markets LLC and Truist Bank in their capacities as joint lead arrangers for the credit facility provided for herein.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee, with the consent of any Person whose consent is required by Section 9.04, and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Assignment of Leases and Rents” means that certain Assignment of Leases and Rents, dated as of the Closing Date, made by the Borrower to the Administrative Agent.

“Availability Period” means (a) in respect of the Initial Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date for the Initial Revolving Credit Facility, (ii) the date of termination of the Revolving Commitments under the Initial Revolving Credit Facility pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under the Initial Revolving Credit Facility pursuant to Section 7.01 and (b) in respect of any Incremental Revolving Credit Facility that is a separate tranche of Revolving Commitments and Revolving Loans, the period from and including the applicable Incremental Closing Date to the earliest of (i) the Maturity Date for such Incremental Revolving Credit Facility, (ii) the date of termination of the Revolving Commitments under such Incremental Revolving Credit Facility pursuant to Section 2.05, and (iii) the date of termination of the commitment of each Incremental Revolving Credit Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions under such Incremental Revolving Credit Facility pursuant to Section 7.01.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.11.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.11.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1) the Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities in the United States at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines in its reasonable discretion that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one (1) or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.11.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bookrunner” means JPMorgan Chase Bank, National Association, in its capacity as sole bookrunner for the credit facility provided for herein.

“Borrower” means MSG Las Vegas, LLC, a Delaware limited liability company.

“Borrower LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Operating Agreement of the Borrower dated as of December 22, 2022.

“Borrowing” means a Term Borrowing, a Revolving Borrowing or an Incremental Borrowing, if any, as the context may require.

“Borrowing Request” means a request by the Borrower for a Borrowing hereunder in the form of Exhibit B or any other form approved by the Administrative Agent.

“Bridge Easement Agreement” means that certain Bridge Easement Agreement dated July 16, 2018, made by and among Sands Expo & Convention Center, Inc., the Borrower and the Guarantor, in respect of the Bridge Easement Property, and recorded on July 17, 2019 as Instrument No. 20180717-0000396 in the Official Records, as amended by a certain Letter Agreement dated January 24, 2019, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Bridge Easement Property” means that certain real property more particularly described in and made subject to the Bridge Easement Agreement.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City and Las Vegas, Nevada; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower that are (or should be) set forth in a statement of cash flows of the Borrower as capital expenditures for such period prepared in accordance with GAAP, excluding any such expenditures made (i) to restore, repair, replace or rebuild assets to the condition of such assets immediately prior to any Casualty Event, to the extent such expenditures are made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such Casualty Event, (ii) to acquire assets, to the extent such expenditures are made with trade-in value obtained in connection with such acquisition, or (iii) to effect leasehold improvements to any property leased by the Borrower as lessee, to the extent that such expenses have been reimbursed by the landlord and (b) such portion of principal payments on Capital Lease Obligations or Synthetic Lease Obligations made by the Borrower during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the Borrower’s statement of cash flows as additions to property, plant and equipment for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. The obligations of the Borrower and the Guarantor under the Ground Lease will not be considered Capital Lease Obligations for any purpose under the Loan Documents. Notwithstanding the foregoing or any other provision contained in this Agreement or in any Loan Document, for purposes of this definition, GAAP shall mean GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”.

“Cash Collateral” has the meaning specified in Section 2.19(g).

“Cash Collateralize” has the meaning specified in Section 2.19(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower free and clear of all Liens (other than Liens created under the Loan Documents and other Liens permitted hereunder):

(a) marketable, direct obligations of the United States of America or United States government agencies;

(b) bonds, notes and/or commercial paper outstanding at any time issued by any Person organized under the laws of any state of the United States of America;

(c) fully collateralized repurchase agreements in such amounts and with such financial institutions, as the Borrower may select from time to time;

(d) bank deposits, certificates of deposit, banker’s acceptances and time deposits, which are issued by any Lender or by a United States national or state bank or foreign bank;

(e) money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940; and

(f) privately placed funds with at least a AAA or Aaa rating by S&P or Moody’s, respectively, which have investment objectives that include maintaining a stable net asset value, and which are otherwise managed according to the same investment objectives as funds regulated under SEC Rule 2a-7;

provided that, such Investments will be measured as of the date the Investment is acquired with the maximum maturity of any individual investment not exceeding 24 months, and a maximum portfolio average maturity of 12 months; provided further, that such Investments will also bear at least two (2) credit ratings, including (i) for commercial paper, minimum ratings of “A2” by S&P and “P2” by Moody’s, (ii) for longer term bonds and notes, average long-term equivalent ratings of “A+” by S&P and “A1” by Moody’s for the portfolio of this investment class, (iii) for repurchase agreements, bank deposits, certificates of deposit, banker’s acceptances and time deposits, a minimum rating of “BBB” by S&P and “Baa” by Moody’s is required, unless, with respect to U.S. bank deposits and U.S. certificates of deposit, the amount invested is less than $250,000. To the extent that S&P or Moody’s credit ratings for such instruments are not available, equivalent credit ratings from Fitch are acceptable.

“Casualty Event” means any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any asset of the Borrower.

“Change in Control” means the occurrence of any of the following:

(a) (i) Dolan Family Interests or (ii) Persons Controlled by Dolan Family Interests (any such Person, a “Dolan Family Interest Controlled Person”) (so long as, in the case of this clause (ii), no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) other than the Dolan Family Interests shall beneficially own (within the meaning of Rule 13d-3 (as in effect on the Closing Date) promulgated under the Securities Exchange Act of 1934, as amended), in the aggregate, more than fifty percent (50%) of the Equity Interests in such Dolan Family Interest Controlled Person(s)) shall cease at any time to have beneficial ownership (within the meaning of Rule 13d-3 (as in effect on the Closing Date) promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of the Borrower having sufficient votes to elect (or otherwise designate) at such time a majority of the members of the board of directors or similar governing entity of the Borrower;

(b) Guarantor shall cease to own (free and clear of all Liens (other than Permitted Liens), directly or indirectly, 100% of the Equity Interests of the Borrower; or

(c) the adoption by the stockholders of the Guarantor or the Borrower of a plan or proposal for the liquidation or dissolution of the Guarantor or the Borrower.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning set forth in Section 9.14.

“Clark County Recording Office” means the land records of Clark County, Nevada.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans, Revolving Loans, Incremental Term Loans or Incremental Revolving Credit Loans, and (b) any Commitment, refers to whether such Commitment is a Term Commitment, Revolving Commitment, or any commitment to provide Incremental Term Loans or Incremental Revolving Credit Loans pursuant to any Incremental Term Supplement or Incremental Revolving Credit Supplement, respectively.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury Regulations promulgated thereunder from time to time.

“Co-Documentation Agents” means East West Bank and Northwest Bank in their capacities as co-documentation agents for the credit facility provided for herein.

“Collateral” means any and all assets, whether now owned or hereafter acquired, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral and Support Requirement” means, at any time, the requirement that:

(a) the Administrative Agent shall have received from the Borrower a counterpart of the Security Agreement duly executed and delivered on behalf of the Borrower;

(b) the Administrative Agent shall have received from the Guarantor (i) a counterpart of the Guaranty Agreement, and (ii) a counterpart of the Pledge Agreement, each duly executed and delivered on behalf of the Guarantor;

(c) [reserved];

(d) all Equity Interests in the Borrower owned by the Guarantor shall have been pledged pursuant to the Pledge Agreement and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests in the Borrower, if any, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e) all Indebtedness of any other Person that is owing to the Borrower shall have been, in each case to the extent required by the Security Agreement, pledged pursuant to the Security Agreement, and the Administrative Agent shall have received all such promissory notes evidencing such Indebtedness, if any, together with undated instruments of transfer with respect thereto endorsed in blank;

(f) all documents and instruments, including Uniform Commercial Code financing statements, required by applicable law or reasonably requested by the Administrative Agent to be filed, registered or recorded to perfect the Liens created by the Security Documents to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;

(g) in the case of the Leasehold Mortgage, the Administrative Agent shall have received (i) counterparts of the Leasehold Mortgage securing an amount not less than $650,000,000, duly executed and delivered by the Borrower as record lessee of the Premises, (ii) intentionally omitted, and (iii) an ALTA 2006 Form extended coverage loan policy of title insurance issued by a nationally recognized title insurance company in an amount not less than $650,000,000 insuring the Lien of the Leasehold Mortgage as a valid and enforceable first Lien in the Borrower’s leasehold interest in the Premises, free of any other Liens except as permitted under Section 6.02, together with an ALTA 3.1-06 zoning endorsement and such other endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request (collectively, the “Title Policy”), (iv) evidence satisfactory to the Administrative Agent that the Borrower has paid or caused to be paid to such title insurance company or to the applicable Governmental Authority all expenses and premiums owed to such title insurance company required in connection with the issuance of such policy and all other recording charges payable in connection with the recording of the Leasehold Mortgage in the Clark County Recording Office, (v) a Flood Certificate, dated no more than thirty (30) days prior to the Closing Date, with respect to the Premises addressed to the Administrative Agent in compliance with applicable law, and, after the Closing Date if the Premises is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, (vi) a current, final ALTA “as-built” survey of the Premises certified by the surveyor to the Administrative Agent prepared in accordance with the “2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” acceptable in all respects to the Administrative Agent in its reasonable discretion (the “Premises Survey”), and (vii) such other surveys, abstracts, appraisals, estoppels, recognition agreements, zoning reports, site plans, property condition reports, environmental reports, legal opinions and other documents as the Administrative Agent may reasonably request with respect to the Leasehold Mortgage and the Premises; and

(h) in the case of any other Mortgaged Property, the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner or lessee of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with an ALTA 3.1-06 zoning endorsement and such other endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) a completed “standard flood hazard determination form” of the Federal Emergency Management Agency addressed to the Administrative Agent in compliance with applicable law, and if the Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors.

“Collateral Questionnaire” means a certificate in the form of Exhibit E or any other form approved by the Administrative Agent.

“Commitments” means, (x) with respect to each Lender, the sum of (i) its Term Loan Commitments, (ii) its Revolving Commitments and (iii) its Letter of Credit Commitments and (y) with respect to all Lenders, the sum of (i) all Term Loan Commitments, (ii) all Revolving Commitments and (iii) all Letter of Credit Commitments.

“Communications” has the meaning set forth in Section 8.03(c).

“Compliance Certificate” means a Compliance Certificate in the form of Exhibit C or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is legally bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any deposit account or securities account maintained by the Borrower, a customary “springing control” control agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed and delivered by the Borrower and the depositary bank or the securities intermediary, as the case may be, with which such account is maintained; provided, however, the Debt Service Reserve Account shall be subject to a control agreement that is at all times subject to the full control of the Administrative Agent.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“County” means the County of Clark, Nevada.

“County Easement Agreement” means that certain Grant of Easement dated November 1, 2019, made by and between the County and Ground Lessor in respect of the County Easement Property, and recorded on November 4, 2019 as Instrument No. 20191104-0003022 in the Official Records, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“County Easement Property” means that certain real property more particularly described in and made subject to the County Easement Agreement.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.18.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time plus (b) such Lender’s Term Loan Credit Exposure.

“Credit Party” means the Administrative Agent, any L/C Issuer or any other Lender.

“Cross-Marketing Agreement” means that certain Cross-Marketing Agreement dated as of May 20, 2016 made by and among Borrower, VCR and the Guarantor, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower; provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.

“Debt Service Amount” means, for any period, the sum, without duplication, of (a) Net Interest Expense for such period, plus (b) the aggregate amount of scheduled payments due from the Borrower during such period in respect of principal on Indebtedness for borrowed money of the Borrower (excluding payments due at maturity) and scheduled interest payments on Capital Lease Obligations due from the Borrower during such period, determined in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, made by the Borrower during such period. For purposes of this definition, interest on any Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Debt Service Coverage Ratio” means, as of any date of determination, the ratio of (a) the Adjusted Operating Income for the most recently completed Measurement Period to (b) the Debt Service Amount for the most recently completed Measurement Period.

“Debt Service Reserve Account” means a deposit account of the Borrower established with the Administrative Agent and designated as the “Debt Service Reserve Account” in writing by the Borrower to the Administrative Agent.

“Debt Service Reserve Required Amount” means, on any date, an amount equal to the excess, if any, of (a) the sum of (i) the aggregate amount of interest projected to be payable on the Loans during the 180-day period following such date (the “Reserve Period”) (based on the amount of Loans outstanding as of the first day of the Reserve Period) plus (ii) the aggregate amount of Revolving Commitment Fees (calculated in accordance with Section 2.09(b)) projected to be payable by the Borrower during the Reserve Period (based on the amount of unused Commitments as of the first day of the Reserve Period) over (b) the amount, if any, of undrawn and available Revolving Commitments as of the first day of the Reserve Period. For purposes of calculating the Debt Service Reserve Required Amount, interest will be assumed to accrue on the Loans at a rate per annum equal to the sum of (i) one-month Term SOFR (or an equivalent rate as reasonably agreed between the Administrative Agent and the Borrower) as calculated by the Administrative Agent in accordance with its customary practice (calculated as of the first day of the Reserve Period), plus (ii) the Applicable Rate (calculated as of the first day of the Reserve Period); provided that if any portion of the Loans is subject to interest rate protection at a lower rate than the then applicable interest rate in respect of the Loans, and the Borrower provides evidence thereof satisfactory to the Administrative Agent, such lower rate shall apply as to such amount.

“Default” means any event or condition that constitutes, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” means (x) when used with respect to Secured Obligations other than Letter of Credit Fees, an interest rate equal to (a) the Alternate Base Rate plus (b) the Applicable Rate, if any, applicable to ABR Loans plus (c) 2% per annum; provided, however, that with respect to any overdue principal on a Term Benchmark Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (y) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Term Benchmark Loans plus 2% per annum.

“Deposit Account” means any “deposit account,” as defined in Article 9 of the UCC.

“Default Right” has the meaning set forth in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding Loans under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value (as reasonably determined by the Borrower in good faith) of non-cash consideration received by the Borrower in connection with a Disposition that is so designated as “Designated Non-Cash Consideration” pursuant to a certificate of an authorized officer of the Borrower minus the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Development Agreement” means that certain Development Agreement for the Madison Square Garden Music and Recreation Facility (MSG Sphere at the Venetian) dated as of December 5, 2018, made by and between the County and the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Disposition” means any sale, transfer, lease or other disposition of any property by any Person. “Dispose” has the meaning correlative thereto.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or other Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by the Borrower, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date that is three hundred sixty-five (365) days after the Maturity Date; provided, however, that (x) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Secured Obligations that are accrued and payable and the termination or expiration of the Commitments and (y) an Equity Interest in any Person that is issued to any employee or to any plan for the benefit of employees or by any such plan to such employees shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Distribution Conditions” means as of any date of determination, both before and after giving effect to the proposed Restricted Payment or Investment, (a) no Default or Event of Default shall have occurred and be continuing or will arise as a result of such Restricted Payment, and (b) the Debt Service Reserve Account is fully funded in accordance with Section 5.18 hereof at the time of such Restricted Payment.

“Dolan Family Interests” means (i) any Dolan Family Member, (ii) any trust or private foundation created for the benefit of, or controlled by, any Dolan Family Members or any trust or private foundation created for the benefit of any such trust or private foundation, (iii) any estate or testamentary trust of Charles F. Dolan or any Dolan Family Member for the benefit of any Dolan Family Members, (iv) any executor, administrator, trustee, conservator or legal or personal representative of any Person or Persons specified in clauses (i), (ii) and (iii) above to the extent acting in such capacity on behalf of such Person or Persons and not individually and (v) any corporation, partnership, limited liability company or other similar entity, in each case 80% of which is owned and controlled by any of the foregoing or combination of the foregoing.

“Dolan Family Interest Controlled Person” has the meaning specified in the definition of “Change in Control”.

“Dolan Family Members” means the Dolans, their spouses, the Dolans’ descendants by birth or adoption (including any stepchildren of the Dolans and their descendants) and any spouse of any of such descendants. “Dolans” means the six children of Charles F. Dolan (James L. Dolan, Thomas C. Dolan, Patrick F. Dolan, Marianne Dolan Weber, Deborah A. Dolan-Sweeney and Kathleen M. Dolan).

“Dollars”, “dollars” or “$” refers to lawful money of the United States of America.

“Easement Property” means, collectively, the Bridge Easement Property, the County Easement Property and the Wynn Easement Property.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means all rules, regulations, codes, ordinances, judgments, orders, decrees, directives and other laws, and all injunctions, notices or binding agreements, issued, promulgated or entered into by or with any Governmental Authority and relating to pollution and the protection of the environment, the management, Release or threatened Release of any Hazardous Materials, or to related health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including for damages, costs of environmental remediation or monitoring, fines, penalties, consultants’ or attorneys’ fees and indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Reports” has the meaning set forth in Section 4.01(i).

“Equity Interests” means shares of capital stock, partnership interests, membership interests, beneficial interests or other ownership interests, whether voting or nonvoting, in, or interests in the income or profits of, a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing (other than, prior to the date of such conversion, Indebtedness that is convertible into any such Equity Interests).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Estoppel Certificate” means that certain Consent Agreement, dated as of January 8, 2026, made by Ground Lessor in respect of the Ground Lease for the benefit of the Administrative Agent.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning set forth in Section 7.01.

“Exchange Agreement” means that certain Exchange Agreement dated as of August 6, 2019, made by and between the County and Ground Lessor and joined by Las Vegas Sands, LLC and Sands Expo & Convention Center, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Excluded Accounts” means (a) deposit or securities accounts maintained solely as tax accounts, payroll accounts, escrow accounts, trust accounts, operational disbursements accounts, petty cash accounts or flexible spending and other benefits and healthcare accounts (including healthcare claims funding accounts), and (b) the MSG Las Vegas, LLC – Food and Merchandise Account (account no. x7226).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income or profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender or L/C Issuer, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender or L/C Issuer, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender or L/C Issuer with respect to an applicable interest in a Loan or Commitment pursuant to a law, rule, regulation or treaty in effect on the date on which (i) such Lender or L/C Issuer acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender or L/C Issuer changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender or L/C Issuer’s assignor immediately before such Lender or L/C Issuer acquired the applicable interest in such Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of December 22, 2022, as amended by Amendment No. 1 to Credit Agreement, dated as of June 28, 2024, by and among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, National Association, as Administrative Agent.

“Facility” means any Term Facility, any Revolving Credit Facility or any Incremental Facility, if any, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letters” means the Lender Fee Letter and the Arranger and Syndication Agent Fee Letter.

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer, controller or vice president of finance of such Person or any other individual handling the responsibilities of such Person; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, an officer of such Person shall have delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968.

“Floor” means the benchmark rate floor, if any, provided for in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the Term SOFR Rate or the Daily Simple SOFR shall be 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person (including such a Lender when acting in the capacity of an L/C Issuer).

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“GAAP” means generally accepted accounting principles in the United States of America, applied in accordance with the consistency requirements thereof.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, Governmental Authorities.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank).

“Ground Lease” means that certain Ground Lease dated as of July 16, 2018, made by and among Ground Lessor, as lessor, the Borrower, as lessee, VCR and the Guarantor in respect of the Premises and the Project, as amended by (i) that certain First Amendment to Ground Lease made as of November 14, 2018, (ii) that certain Second Amendment to Ground Lease dated as of November 1, 2019, (iii) a letter agreement dated as of April 22, 2020, and (iv) a letter agreement dated October 30, 2020, collectively, as may be further amended, restated, supplemented or otherwise modified from time to time, a memorandum of which was recorded on July 17, 2018 in Book 20180717 as Instrument No. 0000395 in the Official Records, which memorandum was amended by an instrument recorded on November 4, 2019 as Instrument No. 20191104-0003023.

“Ground Lessor” means Venetian Las Vegas Arena Landlord, LLC, a Nevada limited liability company, as successor-in-interest to Sands Arena Landlord, LLC.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable by any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) to act as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount, as of any date of determination, of any Guarantee shall be the principal amount outstanding on such date of the Indebtedness or other obligation guaranteed thereby (or, in the case of (x) any Guarantee the terms of which limit the monetary exposure of the guarantor or (y) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (x), pursuant to such terms or, in the case of clause (y), reasonably and in good faith by a Financial Officer of the applicable guarantor)).

“Guaranty Agreement” means the Guaranty Agreement, dated as of the Closing Date, made by the Guarantor in favor of the Administrative Agent.

“Guarantor” means Sphere Entertainment Group, LLC, a Delaware limited liability company.

“Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates or byproducts, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, present, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one (1) or more rates, currencies, commodities, prices of equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or combination of the foregoing transactions; provided that no option, phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, managers, employees or consultants of the Borrower shall be a Hedging Agreement.

“Incremental Borrowing” means an Incremental Term Borrowing or an Incremental Revolving Credit Borrowing, as the context may require.

“Incremental Closing Date” means, with respect to any Incremental Facility, the first date all of the conditions precedent set forth in the Incremental Supplement applicable to such Incremental Facility are satisfied or waived in accordance with Section 9.02.

“Incremental Equivalent Debt” means Indebtedness in an amount not to exceed the then available Incremental Facility Limit incurred by the Borrower consisting of the issuance of one or more series of pari passu senior secured notes or loans, junior lien loans or notes, subordinated loans or notes or senior unsecured loans or notes (in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise), commitments under a revolving credit facility or any bridge financing in lieu of the foregoing, or secured or unsecured “mezzanine” debt, in each case, to the extent secured, subject to (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Secured Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Secured Obligations, a customary “equal priority” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent (provided that in the case of Incremental Equivalent Debt in the form of a revolving credit facility secured by the Collateral on a pari passu basis with the Secured Obligations, such intercreditor agreement shall provide that the Administrative Agent shall be the controlling representative for purposes of enforcement of collateral, subject to customary provisions permitting control to shift to non-controlling representatives after a period to be agreed of not less than 120 days if the relevant event of default remains outstanding and no enforcement action is being diligently pursued); provided that, (i) (A) in the case of Incremental Equivalent Debt consisting of revolving facilities (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Obligations or that is unsecured, such Indebtedness does not mature on or prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, 91 days after the maturity date of the Initial Revolving Credit Loans and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Secured Obligations, such Indebtedness does not mature on or prior to, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the maturity date of the Initial Revolving Credit Loans and (B) in the case of Incremental Equivalent Debt consisting of term loans (x) with respect to Incremental Equivalent Debt secured on a junior basis to the Secured Obligations or that is unsecured, the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, 91 days after that of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term

Loans, as applicable, and (y) with respect to Incremental Equivalent Debt secured on a pari passu basis with the Obligations, the maturity date and the weighted average life to maturity of such Indebtedness shall be no earlier than or shorter than, as the case may be, that of the Initial Term Loans or the remaining weighted average life to maturity of the Initial Term Loans, as applicable; provided, that for purposes of this clause (i), with respect to maturity for bridge facilities, such maturity may be earlier than that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, if such maturity is automatically extended upon the initial maturity date to a date not earlier than the maturity date of the Initial Revolving Credit Loans and Initial Term Loans, as applicable (or 91 days after that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, in the case of any bridge facility secured on a junior basis to the Obligations or that is unsecured) pursuant to customary extension rollover provisions (including by conversion or exchange)), (ii) such Indebtedness reflects market terms at the time of incurrence or issuance as determined by the Borrower and the lenders or financing sources providing such financing (it being understood to the extent that any financial maintenance covenant is added for the benefit of any such debt, such financial maintenance covenant shall also be added for the benefit of the Loans and any Incremental Loans existing at such time), (iii) there shall be no borrower or guarantor in respect of any such indebtedness that is not (or does not become) the Borrower, the Guarantor or other guarantor under the Facility and (iv) if secured, shall only be secured by the Collateral and the proceeds of such indebtedness.

“Incremental Facility” means an Incremental Term Facility or an Incremental Revolving Credit Facility, as the context may require.

“Incremental Facility Limit” means an amount equal to the sum of (a) $100,000,000 less the aggregate outstanding principal amount of all Incremental Facilities and Incremental Equivalent Debt issued and/or incurred in reliance on this clause (a) plus (b) (i) all voluntary prepayments of the Initial Term Facility (including, in the case of loan buy-backs permitted hereunder that are offered to all Lenders of the applicable class on a pro rata basis, the actual purchase price paid in cash pursuant to such buy-backs), any Incremental Term Facility secured on a pari passu basis with the Initial Term Facility and any Incremental Equivalent Debt secured on a pari passu basis with the Initial Term Facility (including voluntary prepayments made at a discount to par) and (ii) voluntary and permanent commitment reductions of the Initial Revolving Credit Facility and any revolving credit facility secured on a pari passu basis with the Initial Revolving Credit Facility prior to the date of any such incurrence (in each case, to the extent not funded with the proceeds of Long-Term Indebtedness) (excluding any such prepayment, buy-back or reduction of any Incremental Facility, Incremental Equivalent Debt or revolving credit facility incurred under clause (a) (including pursuant to any reclassification)) plus (c) an additional amount such that, after giving effect to the incurrence of such additional amount (but without giving effect to any amount incurred simultaneously under clauses (a) or (b) above) and after giving pro forma effect to any acquisition or Investment consummated in connection therewith or any other appropriate pro forma adjustments (but without “netting” the cash proceeds of the proposed Incremental Facility or Incremental Equivalent Debt, as the case may be), (I) in the case of an Incremental Facility or Incremental Equivalent Debt that is secured on a pari passu basis with the Secured Obligations, the Senior Secured Leverage Ratio on a pro forma basis is equal to or less than 2.75:1.00 and (II) in the case of an Incremental Facility or Incremental Equivalent Debt that is unsecured or secured on a junior basis to the Obligations, the Total Leverage Ratio on a pro forma basis is equal to or less than 3.25:1.00; provided that, compliance with the preceding clause (c) shall be determined (A) assuming that the full amounts of all revolving credit facilities (including any then-existing credit facilities) have all been fully drawn, (B) utilizing the financial statements most recently delivered or deemed delivered pursuant to Section 5.01, (C) giving full pro forma effect to (1)

all Specified Transactions (as provided in such definition) that have occurred since the last day of the most recently completed Measurement Period for which financial statements have been delivered or deemed delivered pursuant to Section 5.01 (including, for the avoidance of doubt, but without duplication, any acquisitions constituting Specified Transactions that are to be consummated contemporaneously with the closing of, and using the proceeds of, such proposed Incremental Facility or Incremental Equivalent Debt, as the case may be), and (2) the application of the proceeds of the proposed Incremental Facility or Incremental Equivalent Debt, as the case may be, and (D) otherwise in accordance with the applicable definitions therein); provided, further, that any amounts incurred pursuant to clause (c) hereof (including through reclassification) and subsequently repaid shall not be included in the calculation of clause (b) above.

“Incremental Lender” means an Incremental Term Lender or an Incremental Revolving Credit Lender, as the context may require.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Credit Loan, as the context may require.

“Incremental Revolving Credit Borrowing” means a borrowing consisting of simultaneous Incremental Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Incremental Revolving Credit Lenders pursuant to Section 2 of any Incremental Revolving Credit Supplement.

“Incremental Revolving Credit Commitment” means, subject to the terms and conditions of Section 2.18 as to each Incremental Revolving Credit Lender, its obligation to make Incremental Revolving Credit Loans to the Borrower pursuant to Section 2 of the applicable Incremental Revolving Credit Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule I to such Incremental Supplement under the caption “Incremental Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Revolving Credit Facility” has the meaning specified in Section 2.18(a).

“Incremental Revolving Credit Lender” means, at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has Incremental Revolving Credit Commitments at such time, and (b) at any time after the applicable Incremental Closing Date, any Lender that holds Incremental Revolving Credit Commitments and/or Incremental Revolving Credit Loans at such time.

“Incremental Revolving Credit Loan” means an advance made by any Incremental Revolving Credit Lender under an Incremental Revolving Credit Facility.

“Incremental Revolving Credit Supplement” has the meaning specified in Section 2.18(b).

“Incremental Supplement” means an Incremental Term Supplement or an Incremental Revolving Credit Supplement, as the context may require.

“Incremental Term Borrowing” means a borrowing consisting of simultaneous Incremental Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period, made by each of the applicable Incremental Term Lenders pursuant to Section 2 of any Incremental Term Supplement.

“Incremental Term Commitment” means, subject to the terms and conditions of Section 2.18 as to each Incremental Term Lender, its obligation to make Incremental Term Loans to the Borrower on the applicable Incremental Closing Date, pursuant to Section 2 of the applicable Incremental Term Supplement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Incremental Term Lender’s name on Schedule I to such Incremental Term Supplement under the caption “Incremental Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Incremental Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Incremental Term Facility” has the meaning specified in Section 2.18(a).

“Incremental Term Lender” means at any time, (a) on or prior to the applicable Incremental Closing Date, any Lender that has an Incremental Term Commitment at such time and (b) after the applicable Incremental Closing Date, any Lender that holds Incremental Term Loans at such time.

“Incremental Term Loan” means an advance made by any Incremental Term Lender under an Incremental Term Facility.

“Incremental Term Supplement” has the meaning specified in Section 2.18(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) any earn-out obligation or similar payment until such obligation has become a non-contingent liability on the balance sheet of such Person, (ii) accruals for payroll, retirement obligations, workers compensation and other liabilities accrued in the ordinary course of business and (iii) any purchase price holdback in the ordinary course of business, until such obligation has become a non-contingent liability on the balance sheet of such Person), other than accounts payable (other than for borrowed money) incurred in the ordinary course of business, (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, determined in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)”, (f) the aggregate unreimbursed obligations in respect of drawn letters of credit and letters of guaranty in respect of which such Person is an account party, (g) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (h) all Disqualified Equity Interests in such Person, valued, as of the date of determination, at the greater of (A) the maximum aggregate amount that would be payable upon maturity, redemption, repayment or repurchase thereof (or of Disqualified Equity Interests or Indebtedness into which such Disqualified Equity Interests are convertible or exchangeable) and (B) the maximum liquidation preference of such Disqualified Equity Interests, (i) all Indebtedness for borrowed money of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, which, in each case, shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby and (j) all Guarantees by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such other Person, other than to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall exclude (1) deferred revenue (including advance ticket sales), (2) obligations to make or pay advances, deposits or deferred compensation to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing and (3) obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(c).

“Initial Facilities” means the Initial Revolving Credit Facility and the Initial Term Facility.

“Initial L/C Issuer” has the meaning specified in the definition of L/C Issuer.

“Initial Revolving Credit Facility” means, initially, the aggregate amount of the Revolving Lenders’ Revolving Credit Commitments on the Closing Date, and hereafter on any date of determination, the aggregate amount of the Revolving Credit Commitments of the Revolving Lenders on such date.

“Initial Revolving Credit Loans” means the Revolving Loans made under the Initial Revolving Credit Facility.

“Initial Term Facility” means, initially, the aggregate amount of the Term Loan Lenders’ Term Loan Commitments on the Closing Date, and hereafter on any date of determination, the aggregate principal amount of the Term Loans made on the Closing Date outstanding on such date.

“Initial Term Loans” means the Term Loans made under the Initial Term Facility.

“Intellectual Property” has the meaning assigned to such term in the Security Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04, which shall be, in the case of any such written request, in the form of Exhibit D or any other form approved by the Administrative Agent.

“Interest Expense” means, for any period, the sum, without duplication, of (a) the interest expense on Indebtedness for borrowed money of the Borrower for such period, determined in accordance with GAAP, plus (b) any interest becoming payable during such period in respect of Indebtedness for borrowed money of the Borrower to the extent such interest shall have been capitalized rather than included in interest expense for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and the Maturity Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.11(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, with respect to a specified Person, any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) to, Guarantees of any Indebtedness or other obligations of, or any other purchase or acquisition of the assets of any other Person that constitute a business unit or all or a substantial part of the business of such Person that are held or made by the specified Person.

“IP Security Agreements” has the meaning assigned to such term in the Security Agreement.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices (ISP98) International Chamber of Commerce Publication No. 590, as the same may be amended and as in effect from time to time.

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrower or any Subsidiary or in favor of any L/C Issuer and relating to any such Letter of Credit.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or Revolving Loan.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, National Association (the “Initial L/C Issuer”), any assignee to which a portion of the Letter of Credit Commitment under this Agreement has been assigned pursuant to Section 9.04, or any other Lender that is a bank and that agrees to act as an L/C Issuer hereunder (in each case, through itself or through one of its designated affiliates or branch offices), so long as (1) such Initial L/C Issuer, assignee or other Lender is not a Defaulting Lender, and (2) such assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an L/C Issuer and notifies the Administrative Agent of its Letter of Credit Commitment and Lending Office, for so long as such Initial L/C Issuer, assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCT Election” has the meaning specified in Section 1.08.

“LCT Test Date” has the meaning specified in Section 1.08.

“Lead Arranger” means JPMorgan Chase Bank, National Association, in its capacity as lead arranger for the credit facility provided for herein.

“Leasehold Mortgage” means the Leasehold Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing, dated as of the Closing Date, encumbering the Premises and made by the Borrower to the trustee named therein for the benefit of the Administrative Agent.

“Lender Fee Letter” means that certain lender fee letter, dated the Closing Date, by and between the Borrower and JPMorgan Chase Bank, National Association, on behalf of the Lenders.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender-Related Person” has the meaning set forth in Section 9.03(b).

“Lenders” means, collectively, the Term Loan Lenders and the Revolving Lenders and, as the context requires, includes any Incremental Lender, together with their respective successors and assigns.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a Trade Letter of Credit or a Standby Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an L/C Issuer.

“Letter of Credit Commitment” means, as to any L/C Issuer, (a) the amount set forth opposite such L/C Issuer’s name on Schedule 2.01(b) under the caption “Letter of Credit Commitment” or (b) if such L/C Issuer has entered into one or more Assignment and Assumptions, the amount set forth for such L/C Issuer in the Register as such L/C Issuer’s “Letter of Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05(c); provided that if any L/C Issuer shall become a Defaulting Lender, the Borrower may use its commercially reasonable efforts to reallocate the Letter of Credit Commitment of such Defaulting Lender among other Lenders; provided, further that if, after 20 Business Days of the Borrower attempting to reallocate such Letter of Credit Commitments (or such longer period as the Borrower may decide in its sole discretion), the Letter of Credit Commitments of such Defaulting Lender have not been fully reallocated among other Lenders, then at the option of the Borrower (which shall be exercised by a written notice thereof to the Administrative Agent), the Letter of Credit Commitment of each other L/C Issuer (but excluding any L/C Issuer who shall have only become an L/C Issuer as a result of the Borrower’s reallocation efforts) that is not a Defaulting Lender shall be increased by a pro rata amount of the remaining unallocated amount of such Defaulting Lender’s Letter of Credit Commitment, such that the aggregate Letter of Credit Commitments are not reduced as a result thereof, or the Borrower shall be permitted to replace such L/C Issuer in accordance with Section 2.16.

“Letter of Credit Expiration Date” means (a) initially, the day that is seven days prior to the Maturity Date then in effect for the Initial Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day) and (b) after the consummation of any Incremental Revolving Credit Facility with a Maturity Date that is later than the Maturity Date of the Initial Revolving Credit Facility, if an Incremental Revolving Credit Lender thereunder agrees to be an L/C Issuer and issue a Letter of Credit with a Letter of Credit Expiration Date that is the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day) with the latest Maturity Date, the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day) with the latest Maturity Date.

“Letter of Credit Fee” has the meaning specified in Section 2.19(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the aggregate amount of the L/C Issuers’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.05(c). The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or other encumbrance on, in or of title to such asset, including any agreement to provide any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or Synthetic Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means (a) an acquisition or any investment by any Loan Party of any assets, business or Person permitted to be acquired by such Loan Party under the terms of this Agreement, in each case the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and (b) any redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Security Documents, any Incremental Supplement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.06(b).

“Loan Parties” means, collectively, the Borrower and the Guarantor.

“Loans” means the Term Loan and the Revolving Loans made by the Lenders to the Borrower pursuant to this Agreement (including Incremental Loans, if any).

“Long-Term Indebtedness” means any Indebtedness for borrowed money (excluding Indebtedness permitted by clause (a)(vi) of Section 6.01) that, in accordance with GAAP, is not a current liability.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities, operations or condition (financial or otherwise) of the Borrower or the Guarantor, other than changes resulting from industry wide developments affecting companies in similar businesses that do not have a disproportionate impact on the Borrower and Guarantor, taken as a whole, (b) the ability of the Borrower and the Guarantor taken as a whole to perform their respective obligations under the

Loan Documents to which each is a party, (c) the rights and remedies available to the Administrative Agent and the Lenders under the Loan Documents or (d) the operation, leasing, use or value of the Project other than changes resulting from industry wide developments affecting companies in similar businesses that do not have a disproportionate impact on the Borrower and Guarantor, taken as a whole.

“Material Indebtedness” means Indebtedness for borrowed money (other than the Loans) of the Borrower in an aggregate principal amount of $50,000,000 or more.

“Maturity Date” means (a) with respect to the Initial Facilities, January 29, 2031 and (b) with respect to each Incremental Facility, the maturity date for such Incremental Facility set forth in the applicable Incremental Supplement (provided that the maturity date of any Incremental Facility shall be subject to the provisions of Section 2.18(b)).

“Maximum Rate” has the meaning set forth in Section 9.13.

“Measurement Period” means, as of each date of determination, the period of four consecutive fiscal quarters of the Borrower, then most recently ended for which financial statements are required to have been delivered by the Borrower pursuant to Section 5.01.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Mortgage” means (a) the Leasehold Mortgage and (b) any other mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means (a) each leasehold interest in real property held by the Borrower, including the Borrower’s leasehold interest under the Ground Lease, (b) each parcel of real property owned in fee by the Borrower, and the improvements thereto, that (together with such improvements) is necessary for the operation of the Project or the conduct of the business of the Borrower, in each case as of the Closing Date or, with respect to any real property acquired after the Closing Date, as of the time of acquisition of such real property and (c) each leasehold interest in real property held by the Borrower that is necessary for the operation of the Project or the conduct of the business of the Borrower, in each case as of the Closing Date or, with respect to any leasehold interest acquired after the Closing Date, as of the time of acquisition of such leasehold interest.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Naming Rights Agreement” means any agreement to be entered into in connection with the naming rights associated with the Sphere.

“Net Interest Expense” means, for any Measurement Period, the sum of (a)(i) all interest expense in connection with (x) borrowed money (including capitalized interest) or (y) the deferred purchase price of assets, and in each case to the extent treated as interest in accordance with GAAP during such Measurement Period (including all interest paid or payable with respect to discontinued operations only to the extent the revenues and expenses of such operations are included in the Adjusted Operating Income), of the Borrower determined on a consolidated basis without duplication and in accordance with GAAP for the most recently completed Measurement Period plus (ii) any cash payments made during such period in respect of accrued interest payable in kind referred to in clause (b)(iii) below that was amortized or accrued in a previous period or in such Measurement Period (other than cash payments of accrued interest payable in kind in connection with the prepayment or repayment of all or a portion of the underlying indebtedness), minus (b)(i) all interest income (without taking into account any interest income arising from intercompany Indebtedness between or among the Borrower (as lender) and the Guarantor and/or its direct and indirect equityholders (as borrowers)) for such Measurement Period, plus (ii) to the extent included in clause (a) above for such period, non-cash amounts attributable to amortization of financing costs paid in a previous period or in such Measurement Period, plus (iii) to the extent included in clause (a) above for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, in each case of the Borrower determined on a consolidated basis without duplication and in accordance with GAAP; provided that the upfront fees being paid to the Administrative Agent and Lenders on the Closing Date in connection with the Transactions shall not be included in Net Interest Expense.

“Net Proceeds” means proceeds received by the Borrower in cash as and when received from (x) any Disposition or the incurrence or issuance of Indebtedness of the Borrower, in each case after deduction of (i) the costs of selling, recovery or other transaction expenses payable by the Borrower in connection with obtaining such proceeds (including banking, professional or other fees, commissions, discounts and expenses, transfer and similar taxes incurred in connection with such Disposition, incurrence or issuance, and the Borrower’s good faith reasonable estimate of any income, franchise, transfer or other tax liability and reserves for indemnification) arising from, such Disposition, incurrence or issuance and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any Indebtedness permitted under this Agreement that is secured by the applicable asset and that is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such transaction (other than Indebtedness under the Loan Documents) or (y) any casualty insurance or condemnation awards with respect to a Casualty Event, after deduction of (i) the costs of obtaining such award with respect to a Casualty Event (including fees and costs of experts, consultants and/or attorneys), and any income, franchise, transfer or other tax liability arising therefrom and (ii) the principal amount of, and the premium or penalty, if any, plus the interest and other amounts on any Indebtedness permitted under this Agreement that is secured by the applicable assets and is required to be repaid by the terms of such Indebtedness (unless permitted by such terms to be reinvested) in connection with such Casualty Event (other than Indebtedness under the Loan Documents). If any amount payable to the Borrower in respect of any such incurrence or issuance shall be or become evidenced by any promissory note or other negotiable or non-negotiable instrument, the cash proceeds received on any such note or instrument shall constitute Net Proceeds as and when received.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Official Records” means the Official Public Records of Clark County, Nevada.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Outstanding Amount” means (a) with respect to Term Loans and Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parking Agreement” means that certain Parking License Agreement dated July 16, 2018, made by and among the Borrower, the Guarantor and VCR, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c).

“Path of Travel Agreement” means that certain License Agreement (Path of Travel) dated July 16, 2018, made by and among Venetian Casino Resort, LLC, Sands Expo & Convention Center, Inc., the Borrower and the Guarantor, in respect of certain licensed property descried therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Patriot Act” has the meaning set forth in Section 9.16.

“Payment” has the meaning set forth in Section 8.06(c).

“Payment Notice” has the meaning set forth in Section 8.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens created under the Loan Documents;

(b) [reserved];

(c) Liens imposed by law for (x) Taxes (other than property taxes) not overdue by more than 60 days or which if more than 60 days overdue, (1) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceeding (provided that a reserve or other appropriate provision shall have been made therefor as appropriate in accordance with GAAP) or (2) the aggregate principal outstanding amount of the obligations secured thereby does not exceed $5,000,000, and (y) property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings (and as to which all foreclosures and other enforcement proceedings shall have been fully bonded or otherwise effectively stayed);

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law (other than any Lien imposed pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code), arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.06;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k), or Liens created by or existing from any pending litigation or legal proceeding that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP (if required);

(f) Liens disclosed in the policy or policies of title insurance issued by the Title Company insuring the Lien of each Mortgage and/or any commitment(s) therefore;

(g) easements, zoning restrictions, covenants, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

(h) easements, subleases, licenses or rights-of-way, over, under or upon the Sphere Site, so long as such easements, subleases, licenses or rights-of-way do not materially diminish or destroy the value or usefulness of the Sphere for its contemplated purposes;

(i) Permitted Exceptions (as such term is defined in the Ground Lease);

(j) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease (other than Capital Lease Obligations), license or sublicense, occupancy agreement, use agreement or concession agreement (including the Related Agreements) in the ordinary course of business;

(k) matters disclosed on the Premises Survey;

(l) Liens which may arise as a result of municipal and zoning codes and ordinances, building and other land use laws imposed by any Governmental Authority that are not yet due or are being contested in compliance with Section 5.06;

(m) customary rights of setoff, revocation, refund or chargeback under deposit agreements, under the Uniform Commercial Code or otherwise of banks or other financial institutions where the Borrower maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(n) pledges or deposits to secure the performance of bids, trade contracts, governmental contracts, leases, public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations or obligations under workers’ compensation laws, unemployment insurance laws or similar legislation) or deposits as security for contested taxes or import customs or similar duties or for the payment of rent or royalties;

(o) Liens in favor of issuers of performance bonds issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(p) Liens on cash created in the ordinary course of business and customary in the lines of business conducted by the Borrower and Guarantor (the “Business”) consisting of pledges to, deposits with or advances to announcers, broadcasters, on-air talent, promoters, producers or other third parties in connection with the development, booking, production, broadcast, promotion, execution, staging or presentations of shows, events or other entertainment activities or related merchandising, concessions or licensing;

(q) Liens on cash created in the ordinary course of business and customary in the Business consisting of obligations to pay advances, deposits or deferred compensation to the holders of rights to content or intellectual property in connection with the development, broadcast, distribution or license of content or underlying intellectual property;

(r) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(s) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower;

(t) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a bank guarantee or bankers’ acceptance issued or created for the account of the Borrower in the ordinary course of business so long as such Liens are extinguished when such goods or inventory are delivered to the Borrower;

(u) Liens securing insurance premiums financing arrangements, so long as such Liens are limited to the applicable unearned insurance premiums; and

(v) Liens created in the ordinary course of business and customary in the relevant industry securing obligations of any of the Borrower not to exceed, in the aggregate, the greater of (A) $23,700,000 and (B) 10% of Adjusted Operating Income for the most recently completed Measurement Period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Pledge Agreement” means the Pledge Agreement, dated as of the Closing Date, between the Guarantor and the Administrative Agent.

“Pledged Revenue” means all revenues from the Project received by or on behalf of Borrower, including without limitation, all revenues from naming rights, venue sponsorships throughout the Project (including, without limitation, exosphere sponsorships), ticket revenues, premium seating (including, without limitation, all club seats and suites), licensing fees, rental or any other payments made by Sphere Studios to the Borrower, all other event rent and revenue, all parking revenues, service charges, facility fee surcharges, and any dividends or distributions paid in cash made by any Person.

“Premises” means, collectively, the Sphere Site and the Easement Property.

“Prepayment Event” means:

(a) any Disposition (excluding any Disposition otherwise described in this definition) of any asset of the Borrower (whether in a single transaction or through a series of related transactions) other than (i) Dispositions described in Section 6.05(a) through Section 6.05(m); and (ii) other Dispositions resulting in aggregate Net Proceeds not exceeding $25,000,000 in the aggregate;

(b) any Casualty Event resulting in aggregate Net Proceeds of $25,000,000 or more in the aggregate (excluding from such Net Proceeds any amounts for any actual restoration and repair costs to (i) demolish any damaged property and remove the same or to otherwise take actions to stabilize the property to remove any danger or potential injury to Persons or property as required by applicable law or (ii) comply with requirements of any applicable leases or other obligations of the Persons owning the same); or

(c) the incurrence by the Borrower of any Indebtedness, other than any Indebtedness permitted to be incurred by Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Premises Survey” is defined in the definition of Collateral and Support Requirement.

“Project” means, collectively, the Sphere, the Sphere Bridge, and all related facilities, ancillary projects, infrastructure and other improvements related to the Sphere and located at or adjacent to the Premises.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.18.

“Recipient” means the Administrative Agent, any L/C Issuer and any Lender, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the Daily Simple SOFR, the four (4) Business Days prior to such setting or (3) if such Benchmark is neither the Term SOFR Rate nor Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends the term of, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of such Original

Indebtedness together with any accrued interest, fees, premiums and expenses associated with the repayment of such Original Indebtedness and the incurrence of such Refinancing Indebtedness; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness; (c) such Refinancing Indebtedness shall not have weighted average life to maturity shorter than the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing; (d) if the Original Indebtedness was subordinated to the Obligations, then such Refinancing Indebtedness shall be so subordinated, (e) if the Original Indebtedness was unsecured then such Refinancing Indebtedness shall be unsecured, (f) if the Original Indebtedness was secured by a lien junior to the Lien securing the Obligations, then such Refinancing Indebtedness shall be unsecured or secured by a Lien junior to the Lien securing the Obligations, and (g) with respect to any Original Indebtedness consisting of Loans, Incremental Loans or Incremental Equivalent Debt, such Refinancing Indebtedness shall have no obligors other than the Borrower and the Guarantor, such Refinancing Indebtedness shall not be secured by any assets other than the Collateral, and such Refinancing Indebtedness shall not be senior (or secured by a Lien senior to the Lien securing) to the Obligations.

“Refinancing Indebtedness Conditions” means (a) that 100% of the cash proceeds from any Refinancing Indebtedness (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) with respect to the Loans or Commitments are concurrently with the receipt thereof pursuant to procedures reasonably specified by Administrative Agent and reasonably acceptable to the Borrower, applied solely to the prepayment of Loans and the permanent reduction of the Commitments being so refinanced on a dollar-for-dollar basis (including all accrued interest, fees and premiums (if any)); and (b) if any Loans remain outstanding after giving effect to the prepayment required under clause (a) hereof, (i) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.12(a) as of the last day of the most recently ended fiscal quarter after giving effect to the incurrence of such Refinancing Indebtedness, and (ii) the Borrower shall deliver to Administrative Agent at least ten (10) Business Days prior to the incurrence of such Refinancing Indebtedness (x) a certificate of a Responsible Officer, together with all relevant financial information reasonably requested by Administrative Agent, demonstrating compliance with clause (i) above (provided that such certificate shall be conclusive evidence that such terms and conditions satisfy such requirements unless Administrative Agent provides notice to the Borrower of its objection during such ten (10) Business Day period) and (y) any customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements reasonably requested by Administrative Agent; provided, that the above conditions shall not apply if as a result of the incurrence of such Refinancing Indebtedness the Loans are indefeasibly repaid in full.

“Register” has the meaning set forth in Section 9.04(b)(iv).

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively (but only for so long as they remain in effect), the Development Agreement, the Parking Agreement, the Bridge Easement Agreement, the Cross-Marketing Agreement, the Ground Lease, the Exchange Agreement, the Naming Rights Agreement, if any, the Sphere License Agreement and the Path of Travel Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, partners, members, trustees, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any actual release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Governmental Body” means, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Relevant Rate” means with respect to any Term Benchmark Borrowing, the Term SOFR Rate.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Borrowing Request, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, subject to Section 2.17, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Revolving Commitments terminating or expiring, Lenders having Credit Exposure and Unfunded Revolving Commitments (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Lender for purposes of this definition) at least three unaffiliated Lenders representing more than fifty percent (50%) of the sum of the Aggregate Credit Exposure and Unfunded Revolving Commitments at such time; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Commitments expire or terminate, at least three unaffiliated Lenders having Credit Exposure representing more than fifty percent (50%) of the Aggregate Credit Exposure at such time.

“Required Revolving Lenders” means, as of any date of determination, at least three unaffiliated Lenders holding more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition), and (b) the aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any director, manager, chief executive officer, president, senior vice president, senior vice president (finance), executive vice president, vice president, or Financial Officer of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary of such Person. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or the Guarantor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower, or any payment or distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, exchange, conversion, cancelation or termination of, or any other return of capital with respect to, any Equity Interests in the Borrower.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, including any Incremental Revolving Credit Borrowing.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01(b) opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed a Revolving Commitment, as applicable, and giving effect to any reduction in such amount from time to time pursuant to Section 2.05, including any Incremental Revolving Credit Commitment; provided, that at no time shall the Revolving Credit Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $275,000,000.

“Revolving Commitment Fee Rate” means (a) initially 0.50% per annum and (b) following the delivery of the Compliance Certificate for the first full fiscal quarter of the Borrower following the Closing Date, as determined by the Borrower’s Total Leverage Ratio, as follows:

Level	Total Leverage Ratio	Revolving Commitment Fee Rate
Level 3	Greater than 3.00:1.00	0.60%
Level 2	Equal to or greater than 1:00:1.00 and less than or equal to 3.00:1.00	0.50%
Level 1	Less than 1.00:1.00	0.40%

For purposes of the foregoing, each change in the Revolving Commitment Fee Rate resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent pursuant to Section 5.01(c) of the Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Total Leverage Ratio shall be deemed to be in Level 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the Compliance Certificate required pursuant to Section 5.01(c) during the period from the expiration of the time for delivery thereof until such Compliance Certificate is delivered.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and such Lender’s participation in L/C Obligations at such time.

“Revolving Credit Facility” means the Initial Revolving Credit Facility, any Incremental Revolving Credit Facility or, collectively, the Initial Revolving Credit Facility and the Incremental Revolving Credit Facilities, as the context may require.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure, including any Incremental Revolving Credit Lender.

“Revolving Loan” means a Loan made by a Revolving Lender under any Revolving Credit Facility and shall include any Incremental Revolving Credit Loan.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Borrower whereby the Borrower sells or transfers such property to any Person and the Borrower leases such property, or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, from such Person or its Affiliates.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” has the meaning assigned to such term in the Security Agreement.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Securities Account” means any “securities account,” as defined in Article 8 of the UCC.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, by and between the Borrower and the Administrative Agent.

“Security Documents” means the Security Agreement, the Pledge Agreement, the Assignment of Leases and Rents, the IP Security Agreements, the Mortgages, the Control Agreements and each other estoppel, recognition agreement, security agreement or other instrument or document executed, delivered, filed or recorded to secure the Secured Obligations.

“Senior Secured Leverage Ratio” means at any date of determination, the ratio of Total Senior Secured Indebtedness at such date to Adjusted Operating Income for the most recently completed Measurement Period. Notwithstanding the foregoing, for purposes of calculating the Senior Secured Leverage Ratio, there shall be excluded from Indebtedness, to the extent otherwise included as Indebtedness, (A) any deferred or contingent obligation of the Borrower to pay the consideration for an Investment not prohibited by Section 6.04; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 6.04; (C) all obligations under any Swap Contract; and (D) obligations in respect of letters of credit except unreimbursed obligations in respect of drawn letters of credit; in each of clauses (A) and (B) and above, such exclusion to apply only to the extent that such obligation can be satisfied with the delivery of common stock of Sphere Entertainment Co. or other common equity interests of Sphere Entertainment Co. (and the Borrower hereby covenants and agrees that such obligation shall be satisfied solely by the delivery of such common stock or other common equity interests).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.

“Solvent” means, with respect to a Person, that (a) the fair value of the assets of such Person exceeds the debts and liabilities, subordinated, contingent or otherwise, of such Person, (b) the present fair saleable value of the assets of such Person is greater than the amount that will be required to pay the probable liability on the debts and other liabilities, subordinated, contingent or otherwise, of such Person, as such debts and other liabilities become absolute and matured, (c) such Person is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) such Person is not engaged in, and is not about to engage in, business for which it has unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that can reasonably be expected to become an actual and matured liability. “Solvency” has a correlative meaning thereto.

“Special Purpose Entity” means a limited liability company that, on and after the date hereof, shall at all times comply with the following requirements:

(a) is and shall be formed solely for the purposes of acquiring, designing, developing, constructing, owning, holding, selling, leasing, transferring, exchanging, managing, using, maintaining, operating, mortgaging, financing the construction of, pledging, encumbering, subleasing and/or otherwise dealing with the Project (or any part thereof), entering into and performing its obligations under the Loan Documents and Related Agreements and any amendments thereto and all documents, agreements, certificates, or financing statements contemplated thereby or related thereto or in connection with the activities described above and transacting lawful business that is incident, necessary and appropriate to accomplish any of the foregoing; and to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are ancillary, complementary, related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes;

(b) shall not engage in any material business unrelated to the purposes set forth in clause (a) above;

(c) shall not have any material assets other than the leasehold interest in the Premises and the Project, and other rights necessary or incidental to its leasehold interest in the Premises and the Project, the operation of the Project or the conduct of its business;

(d) shall not engage in, seek, consent to or permit, (i) to the fullest extent permitted by applicable law, any dissolution, winding up, liquidation, consolidation or merger, or (ii) any sale or other transfer of all or substantially all of its assets, except as otherwise permitted by the Loan Documents and Related Agreements;

(e) shall not cause, consent to or permit any amendment of its certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(f) except as contemplated by the Loan Documents and the Related Agreements shall maintain its own bank accounts, books of account, books and records, and resolutions and agreements separate from those of any other Person provided, that its assets may be included in a consolidated financial statement of its Affiliates; provided, however, that the assets of the Borrower shall also be listed on its own separate balance sheet. To the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is (i) permitted by applicable law to file consolidated or combined tax returns or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(g) except as contemplated by the Loan Documents and the Related Agreements shall not commingle its funds with those of any other Person and shall not participate in any cash management system with any other Person;

(h) shall hold its assets in its own name;

(i) shall conduct its business in its name or a fictitious name to be determined or any future “branded” name of the Sphere;

(j) shall pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(k) shall observe all required limited liability company formalities;

(l) shall not incur any Indebtedness other than the Indebtedness permitted by Section 6.01;

(m) except as contemplated by the Loan Documents or the Related Agreements, shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out its credit as being available to satisfy the obligations of any other Person;

(n) except as contemplated by its organizational documents, shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(o) shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Special Purpose Entity and not as a division or part of any other Person;

(p) shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(q) shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person or entity (other than as permitted under the Loan Documents);

(r) has not identified and shall not identify its members or any Affiliate of its members, as a division or part of it;

(s) shall not form, acquire or hold any subsidiary; and

(t) shall not permit any Affiliate or constituent party access to proceeds in its bank accounts.

“Special Purpose Entity Provisions” means the provisions contained in Section 12(b) of the Borrower LLC Agreement as in effect on the Closing Date.

“Specified Event of Default” means any Event of Default under Section 7.01(h) or (i).

“Specified Transaction” means any acquisition or disposition of an asset or business by the Borrower, in each case only to the extent that such acquisition or disposition has the effect of increasing or decreasing the Borrower’s Adjusted Operating Income by at least $500,000 when such acquisition or disposition is given full pro forma effect for the most recently completed Measurement Period, assuming that such acquisition or disposition had occurred on the first day of such Measurement Period.

“Sphere” means the approximately 875,000 square foot, first-class, multi-function event venue located in Las Vegas, Nevada with capacity of approximately 17,600 seats.

“Sphere Bridge” means that certain above-grade pedestrian walkway constructed over the Easement Property and connecting the Sphere Site with the real property owned by Expo and Convention Center LLC and VCR.

“Sphere IP Agreements” means, collectively, (i) that certain Confirmatory Trademark License Agreement, dated as of the date hereof, by and between the Guarantor and the Borrower and (ii) that certain License Agreement, dated as of December 22, 2022, by and between the Guarantor and the Borrower.

“Sphere License Agreement” means the Sphere License Agreement, dated December 22, 2022, as amended on March 11, 2025, and as further amended as of the date hereof, between the Borrower and Sphere Studios, pursuant to which the Borrower granted a license and made the Sphere available to Sphere Studios for content created, produced or co-produced by Sphere Studios.

“Sphere Site” means the approximately 18.63 acres of real property located in the County of Clark, State of Nevada, as more particularly described in and made subject to the Ground Lease.

“Sphere Studios” means Sphere Studios, LLC, a Delaware limited liability company.

“Standby Letter of Credit” means any Letter of Credit issued hereunder, other than a Trade Letter of Credit.

“subsidiary” or “Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date and (b) any other Person (i) of which Equity Interests representing more than 50% of the equity value or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one (1) or more subsidiaries of the parent or by the parent and one (1) or more subsidiaries of the parent.

“Supported QFC” has the meaning set forth in Section 9.18.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Syndication Agent” means Webster Bank, National Association, in its capacity as syndication agent for the credit facility provided for herein.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” means, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such Person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations. For purposes of Section 6.02, a Synthetic Lease Obligation shall be deemed to be secured by a Lien on the property being leased and such property shall be deemed to be owned by the lessee.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Term Loan Lenders pursuant to Section 2.01(a), including any Incremental Term Borrowing.

“Term Facility” means the Initial Term Facility, any Incremental Term Facility or, collectively, the Initial Term Facility and the Incremental Term Facilities, as the context may require.

“Term Loan” has the meaning defined in Section 2.01(a) and shall include any Incremental Term Loan.

“Term Loan Commitment” means, with respect to each Lender, the amount set forth on Schedule 2.01(a) opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, including any Incremental Term Commitment; provided, that at no time shall the Term Loan Credit Exposure of any Lender exceed its Term Loan Commitment. The initial aggregate amount of the Lenders’ Term Loan Commitments as of the Closing Date is $275,000,000.

“Term Loan Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Term Loan.

“Term Loan Lenders” means, collectively, the Persons listed on Schedules 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption or otherwise.

“Term SOFR Determination Day” has the meaning set forth in the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two (2) U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Title Company” means First American Title Insurance Company, or such other nationally recognized title insurance company as may be approved by the Administrative Agent in writing.

“Title Policy” is defined in the definition of Collateral and Support Requirement.

“Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount, without duplication, of all Indebtedness of the Borrower that would be reflected as debt on a consolidated balance sheet of the Borrower prepared in accordance with GAAP as of such date of determination.

“Total Leverage Ratio” means, at any date of determination, the ratio of Total Indebtedness of the Borrower at such date to Adjusted Operating Income for the most recently completed Measurement Period. Notwithstanding the foregoing, for purposes of calculating the Total Leverage Ratio, there shall be excluded from Total Indebtedness, to the extent otherwise included as Total Indebtedness, (A) any deferred or contingent obligation of the Borrower to pay the consideration for an Investment not prohibited by Section 6.04; (B) any deferred purchase price in connection with any acquisition not prohibited by Section 6.04 and (C) all obligations under any Swap Contract; in each of clauses (A) and (B) above, such exclusion to apply only to the extent that such obligation can be satisfied with the delivery of common stock of Sphere Entertainment Co. or other common equity interests of Sphere Entertainment Co. (and the Borrower hereby covenants and agrees that such obligation shall be satisfied solely by the delivery of such common stock or other common equity interests).

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations.

“Total Senior Secured Indebtedness” means, as of any date of determination, an amount equal to the Indebtedness of the Borrower that is secured by a Lien on the assets of the Borrower that is not a junior Lien or subordinated to the Liens in favor of the Secured Parties hereunder.

“Trade Letter of Credit” means any Letter of Credit issued hereunder for the benefit of a supplier of inventory to the Borrower or any Affiliate to effect payment for such inventory.

“Transactions” means (a) the execution, delivery and performance by the Borrower and the Guarantor of the Loan Documents and Related Agreements to which each is a party, the borrowing of the Loans hereunder and the use of the proceeds thereof, and (b) the payment of fees and expenses incurred in connection with the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate or the Alternate Base Rate.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Revolving Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Credit Exposure.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, by reason of mandatory provisions of law, the validity, perfection, priority and/or enforcement of any security interest granted or intended to be granted under any Security Document is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then, as to the validity, perfection, priority and/or enforcement (as applicable) of such security interest, “Uniform Commercial Code” and “UCC” means the Uniform Commercial Code in effect in such other jurisdiction.

“Unreimbursed Amount” has the meaning specified in Section 2.19(c)(i).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning set forth in Section 9.18.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.14(f)(ii)(B)(iii).

“UCP” means the Uniform Customs and Practice for Documentary Credits, 2007 revision, International Chamber of Commerce Publication No. 600, as the same may be amended and in effect from time to time.

“United States” or “U.S.” means the United States of America.

“VCR” means Venetian Las Vegas Gaming, LLC, formerly known as Venetian Casino Resort, LLC, a Nevada limited liability company.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Wynn” means Wynn Sunrise, LLC, a Delaware limited liability company.

“Wynn Easement Agreement” means that certain Easement Agreement dated as of November 1, 2019 made by and between Wynn and the Ground Lessor in respect of the Wynn Easement Property, and recorded on November 4, 2019 as Instrument No. 20191104-0003020 in the Official Records, as modified by Letter Agreement dated July 16, 2021, as the same may be amended or modified from time to time in accordance with its terms.

“Wynn Easement Property” means that certain real property more particularly described in and made subject to the Wynn Easement Agreement.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan” or a “Term Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “ABR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan” or an “ABR Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing” or “Term Loan Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “ABR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing” or an “ABR Term Loan Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders, writs and decrees, of all Governmental Authorities. The terms lease and license shall include sub-lease and sub-license, as applicable. Except as otherwise provided herein and unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall, except as otherwise provided herein, be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.04 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower “fair value”, as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06 Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.07 Certain Calculations.

(a) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does require compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts. The Borrower may elect that amounts incurred or transactions entered into (or consummated) be incurred or entered into (or consummated) in reliance on one or more of any Incurrence-Based Amount or any Fixed Amount in its sole discretion; provided, that unless the Borrower elects otherwise, each such amount or transaction will be deemed incurred, entered into or consummated first under any Incurrence-Based Amount to the maximum extent permitted thereunder. In addition, any amounts incurred or transactions entered into (or consummated) in reliance on Fixed Amounts shall be automatically and immediately reclassified at any time, unless the Borrower otherwise elects from time to time, as incurred under the applicable Incurrence-Based Amounts if the Borrower subsequently meets the applicable ratio for such Incurrence-Based Amounts on a pro forma basis. The amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment.

(b) To the extent any provision of this Agreement requires compliance with a financial ratio or test (including, without limitation, the Financial Covenants, any Total Leverage Ratio test, any Senior Secured Leverage Ratio test, and/or any Debt Service Coverage Ratio test), any calculation of a financial ratio or test that results in a negative number or zero shall be deemed to not be in compliance with such financial ratio or test.

SECTION 1.08 Limited Condition Transactions.

In connection with any action being taken solely in connection with a Limited Condition Transaction (excluding, for the avoidance of doubt, any Borrowing of Initial Revolving Credit Loans), for purposes of (i) determining compliance with any provision of the Loan Documents which requires the calculation of the Total Leverage Ratio, the Senior Secured Leverage Ratio or the Debt Service Coverage Ratio; (ii) determining (A) the accuracy of representations and warranties in Article III (other than customary “specified representations” and those representations of the seller or target company (as applicable) included in the acquisition agreement for the relevant Limited Condition Transaction that are material to the interests of the Lenders and only to the extent that the relevant acquirer has the right to terminate its obligations under such acquisition agreement as a result of such representations (which representations, notwithstanding anything herein to the contrary, shall be required to be accurate on the basis set forth in the acquisition agreement as of the date of the consummation of any Limited Condition Transaction)), and/or (B) whether a Default or Event of Default (other than a Specified Event of Default (the absence of which, notwithstanding anything herein to the contrary, shall be required on the date of the consummation of such Limited Condition Transaction)) has occurred and is continuing or would result therefrom; or (iii) testing availability under baskets set forth in the Loan Documents; in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted under the Loan Documents, shall be deemed to be the date the definitive agreement for such Limited Condition Transaction is entered into or the date notice of prepayment or redemption is given (the “LCT Test Date”), and if, on a pro forma basis after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent Measurement Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election for any Limited Condition Transaction and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded or otherwise non-compliant as a result of fluctuations in any such ratio or basket, including due to fluctuations in Adjusted Operating Income of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios, metrics or thresholds will not be deemed to have been exceeded or non-compliant as a result of such fluctuations solely for purposes of determining compliance of the relevant transaction or action with such provisions, baskets or thresholds. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with, on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on (A) a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the Limited Condition Transaction has been consummated or the definitive agreement with respect thereto has been terminated or expires and (B) on a standalone basis without giving effect to such Limited Condition Transaction and the other transactions in connection therewith.

SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE CREDITS

SECTION 2.01 Term Loan and Revolving Commitments.

(a) Term Loan. Subject to the terms and conditions set forth herein, each Lender is making a Term Loan to the Borrower on the Closing Date in the principal amount equal to such Lender’s Term Loan Commitment (the “Term Loan”). Such Term Loan shall, following the Closing Date, continue to be outstanding hereunder as the “Term Loan”. The Borrower shall be permitted to repay or prepay all or any portion of the Term Loan at any time and any amounts repaid or prepaid with respect to the Term Loan may not be reborrowed.

(b) Revolving Commitments. Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth therein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) In respect of the Loans to be made hereunder on the Closing Date, the Borrower shall submit a Borrowing Request no later than, (i) in the case of a Term Benchmark Borrowing, 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days (or such later time as is agreed to by the Administrative Agent) before the date thereof or (ii) in the case of an ABR Borrowing, 10:00 a.m., New York City time, on the requested Borrowing date. Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.11, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is not less than $250,000; provided that a Term Benchmark Borrowing that results from a continuation of an outstanding Term Benchmark Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than $250,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments. Borrowings of more than one (1) Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) (or such greater number as may be agreed to by the Administrative Agent) Term Benchmark Borrowings outstanding with different Interest Periods.

SECTION 2.03 Funding of Loans. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, in accordance with the instructions set out in the Borrowing Request delivered in connection with such Loan.

SECTION 2.04 Interest Elections.

(a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as otherwise provided in Section 2.02. Thereafter, the Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (i) in the case of a Term Benchmark Borrowing, not later than 1:00 p.m., New York City time, three (3) U.S. Government Securities Business Days before the date of the proposed election or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time on the date of the proposed election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is to be a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period that is one (1) month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.05 Termination and Reduction of Commitments.

(a) The Commitments of each Term Loan Lender shall automatically and permanently terminate upon the making of such Term Loans on the Closing Date.

(b) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments or the Letter of Credit Sublimit; provided that (i) each reduction of the Revolving Commitments or the Letter of Credit Sublimit shall be in an amount that is not less than $250,000 and (ii) the Borrower shall not terminate or reduce (A) the Revolving Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, any Lender’s Revolving Credit Exposure would exceed its Revolving Commitment or (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.

(d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments or the Letter of Credit Sublimit under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the

Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or one or more other events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or the Letter of Credit Sublimit shall be permanent. Each reduction of (i) the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments and (ii) the Letter of Credit Sublimit shall be made ratably among the L/C Issuers in accordance with their respective Letter of Credit Commitments.

(e) If after giving effect to any reduction or termination of Revolving Commitments under this Section 2.05, the Letter of Credit Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

SECTION 2.06 Evidence of Debt.

(a) The records maintained by the Administrative Agent and the Lenders shall be prima facie evidence of the existence and amounts of the obligations of the Borrower in respect of the Loans, interest and fees due or accrued hereunder, absent manifest error; provided that the failure of the Administrative Agent or any Lender to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement.

(b) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one (1) or more promissory notes in such form.

SECTION 2.07 Repayment and Amortization of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent, for the account of each applicable Lender, the then unpaid principal amount and unpaid interest of each Loan on the Maturity Date.

(b) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender holding a Term Loan, commencing on the last day of the first fiscal quarter to occur after the second anniversary of the Closing Date and on the last day of each fiscal quarter thereafter, the aggregate principal amount set forth below for each such payment:

Payment #1	$3,437,500.00
Payment #2	$3,437,500.00
Payment #3	$3,437,500.00
Payment #4	$3,437,500.00
Payment #5	$3,437,500.00
Payment #6	$3,437,500.00

Payment #7	$3,437,500.00
Payment #8	$3,437,500.00
Payment #9	$3,437,500.00
Payment #10	$3,437,500.00
Payment #11	$3,437,500.00
Payment #12	$3,437,500.00

provided that, if the date on which a payment set forth above is to be made is not a Business Day, then payment shall be due and payable on the next succeeding Business Day in accordance with Section 2.15.

SECTION 2.08 Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without penalty or premium, subject to the requirements of Section 2.10(d) and Section 2.13.

(b) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower in respect of any Prepayment Event, the Borrower shall, within three (3) Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (c) of the definition of the term “Prepayment Event”, on the Business Day immediately succeeding the day such Net Proceeds are received), prepay Term Loan Borrowings (plus any accrued interest as required by Section 2.10(d)) in an amount equal to such Net Proceeds; provided that, notwithstanding the foregoing (x) in the case of any event described in clause (a) of the definition of the term “Prepayment Event”, at the election of the Borrower and so long as no Default or Event of Default has occurred and is continuing, the Borrower may reinvest in the Project or other assets used or useful in the business of the Borrower (or commit to so reinvest) the Net Proceeds from such event (or a portion thereof) within 365 days after receipt of such Net Proceeds (or, to the extent so committed to be reinvested within 365 days after such receipt, is actually reinvested within 545 days after such receipt), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds so reinvested, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day (or 545-day, as applicable) period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied and (y) in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, at the election of the Borrower and so long as no Default or Event of Default has occurred and is continuing, the Borrower may reinvest (or commit to so reinvest) the Net Proceeds from such event (or a portion thereof) in the replacement or repair of the asset or assets in respect of which such Net Proceeds were received within 365 days after receipt of such Net Proceeds (or, (i) to the extent so committed to be reinvested within 365 days after such receipt, is actually reinvested within 545 days after such receipt or (ii) if such replacement or repair could not reasonably be completed within 545 days, such period shall be extended for a reasonable period of time to permit completion of such replacement and repair so long as the replacement or repair of the asset or assets that suffered the Casualty Event is being diligently pursued by the Borrower), then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds so reinvested, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365-day (or 545-day, as applicable) period, at which time a prepayment shall be required in an amount equal to the Net Proceeds that have not been so applied. Prepayments made pursuant to this clause (b), except to the extent that the Incremental Term Lenders under an Incremental Term Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Term Facility and each Incremental Term Facility.

(c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. Prepayments made pursuant to this clause (e) shall be applied first, ratably to the L/C Borrowings, second, except to the extent that the Incremental Revolving Credit Lenders under an Incremental Revolving Credit Facility have otherwise agreed, shall be applied ratably to the outstanding Loans under the Initial Revolving Credit Facility and each Incremental Revolving Credit Facility, if any, and, third, shall be used to Cash Collateralize the remaining L/C Obligations.

(d) Prior to any optional or mandatory prepayment of Borrowings under this Section, the Borrower shall specify the Borrowing or Borrowings to be prepaid in the notice of such prepayment delivered pursuant to paragraph (e) of this Section; provided, however, that if the Borrower fails to specify such Borrowing or Borrowings, then the Borrower shall be deemed to have selected, to the extent outstanding, one (1) or more ABR Borrowings.

(e) The Borrower shall notify the Administrative Agent in writing by hand delivery or electronic transmission of a “pdf” or similar copy of any optional prepayment and, to the extent practicable, any mandatory prepayment hereunder (i) in the case of prepayment of a Term Loan, or a Term Benchmark Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of prepayment of Borrowings pursuant to paragraph (a) of this Section may state that such notice is conditioned upon the occurrence of one (1) or more events specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

(f) In the case of any mandatory payments required under this Section 2.08, the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrower for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuers or the Revolving Lenders, as applicable.

SECTION 2.09 Fees.

(a) The Borrower shall pay the fees at the times and in the amounts as required by the Fee Letters or as otherwise agreed to in writing between the Borrower and the Administrative Agent from time to time.

(b) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender, a commitment fee, which shall accrue at the Revolving Commitment Fee Rate on the average daily amount of the Unfunded Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be (i) payable quarterly in arrears on the fifteenth day after the last day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing on the first such date to occur after the Closing Date, and (ii) computed on the basis of a year of three hundred and sixty (360) days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Commitment is fully advanced or terminates).

(c) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds. Fees paid as required herein shall not be refundable under any circumstances.

SECTION 2.10 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate (or such higher percentage as provided in subsection (c) below).

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate (or such higher percentage as provided in subsection (c) below).

(c) Notwithstanding the foregoing:

(i) If any amount of principal on any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, upon the written request of the Administrative Agent acting at the direction of the Required Lenders, thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the full extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall, upon the written request of the Administrative Agent acting at the direction of the Required lenders, thereafter bear interest at a fluctuating rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of a Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest computed by reference to the Term SOFR Rate hereunder shall be computed on the basis of a year of three hundred and sixty (360) days. Interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of three hundred and sixty-five (365) days (or three hundred and sixty-six (366) days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.11 Alternate Rate of Interest.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.11, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.04, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request for (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (ii) above or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (a)(ii) above; provided that if the circumstances giving rise to such notice affect only one (1) Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.11(a) with respect to a

Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.05, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not also the subject of Section 2.11(a)(i) or (a)(ii) or (y) an ABR Borrowing if the Daily Simple SOFR also is the subject of Section 2.11(a)(i) or (a)(ii) above.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.11, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.11.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.11, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute (x) a Daily Simple SOFR Borrowing so long as the Daily Simple SOFR is not the subject of a Benchmark Transition Event or (y) an ABR Borrowing if the Daily Simple SOFR is the subject of a Benchmark Transition Event.

SECTION 2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any L/C Issuer;

(ii) impose on any Lender or any L/C Issuer or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, any Letter of Credit or Loans made by such Lender; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender, such L/C Issuer or such other Recipient of making, continuing, converting or maintaining any Loan or Letter of Credit (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or such other Recipient hereunder (whether of principal, interest or otherwise), then, upon request of such Lender, such L/C Issuer or such Recipient, the Borrower shall pay to such Lender, such L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, a Lender, L/C Issuer or other Recipient shall be entitled to request compensation for increased costs or expenses described in this Section 2.12(a) only to the extent it is the general practice or policy of such Lender, such L/C Issuer or such Recipient to request such compensation from other borrowers under comparable facilities under similar circumstances; provided, that in no event shall such Lender, such L/C Issuer or such Recipient be required to disclose any confidential or proprietary information regarding any such other borrower or comparable facility. If any Lender, L/C Issuer or other Recipient, as applicable, determines, in its sole discretion exercised in good faith, that it has received a refund of any amounts as to which it has been paid by Borrower pursuant to this Section 2.12(a), an amount equal to such refund (but only to the extent of the payments made by Borrower under this Section 2.12), net of all out-of-pocket expenses (including Taxes) of such Lender, L/C Issuer or other Recipient, as applicable, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), shall be promptly refunded to the Borrower. For the avoidance of doubt, if a Lender, L/C Issuer or a Recipient recovers an amount under this Section, such Lender, such L/C Issuer or such Recipient may not recover the same amount under Section 2.14; similarly, if a Lender, L/C Issuer or a Recipient recovers an amount under Section 2.14, such Lender or such Recipient may not recover the same amount under this Section. Notwithstanding anything to the contrary in this paragraph (g), in no event will any Lender, L/C Issuer or other Recipient be required to pay any amount to the Borrower pursuant to this paragraph (g), the payment of which would place such Lender, L/C Issuer or other Recipient in a less favorable net after-tax position than the Lender, L/C Issuer or other Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Lender, L/C Issuer or other Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(b) If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or such Lender’s and L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or such Lender’s or such L/C Issuer’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section for any increased costs or reductions incurred more than two hundred seventy (270) days prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.13 Break Funding Payments.

In the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.14 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.14) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payment. As soon as reasonably practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders and L/C Issuers.

(i) Any Lender or L/C Issuer that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or L/C Issuer, if reasonably requested by the Borrower or the

Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or L/C Issuer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender or L/C Issuer’s reasonable judgment such completion, execution or submission would subject such Lender or L/C Issuer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or L/C Issuer.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender or L/C Issuer that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) an executed copy of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender or L/C Issuer under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or L/C Issuer shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender or L/C Issuer has complied with such Lender or L/C Issuer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender and L/C Issuer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.

SECTION 2.15 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.12, 2.13 or 2.14, or otherwise) in dollars prior to 2:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except that payments pursuant to Sections 2.12, 2.13 or 2.14 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans or sub-participations in L/C Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in L/C Obligations to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.08(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender or L/C Issuer requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 2.14, then such Lender or L/C Issuer shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.12 or 2.14, as the case may be, in the future and (ii) would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) If any Lender or I/C Issuer requests compensation under Section 2.12, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender, L/C Issuer or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 2.14, or if any Lender becomes a Defaulting Lender, or if any Lender is a Non-Consenting Lender or if otherwise permitted under Section 9.02, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender or L/C Issuer to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.12 or 2.14) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender or L/C Issuer, if a Lender or L/C Issuer accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender or L/C Issuer shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments. A Lender or L/C Issuer shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or L/C Issuer or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender or L/C Issuer required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or L/C Issuer; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.17 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.09(b);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(g); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(g); sixth, to the payment of any amounts owing to the Lenders or the L/C Issuers as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender or any L/C Issuer as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were made at a time when the conditions set forth in Sections 4.01, 4.02 or in the applicable Incremental Supplement, as the case may be, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owned to, such Defaulting Lender until such time as all Loans and funded and unfunded L/C Obligations are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto; and

(c) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby.

(d) Certain Fees.

(i) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(g).

(ii) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (e) below, (y) pay to each L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(e) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(f) Cash Collateral. If the reallocation described in clause (e) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.19(g).

(g) Defaulting Lender Cure. In the event that each of the Administrative Agent, each L/C Issuer and the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

(h) New Letters of Credit. So long as any Lender is a Defaulting Lender, no L/C Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.18 Incremental Facilities.

(a) Request for an Incremental Facility. At the request of the Borrower to the Administrative Agent, and without the consent of any Lender, on one or more occasions, (i) an increase in the aggregate principal amount of any existing Term Facility or a separate tranche of term loan commitments and term loans (an “Incremental Term Facility”) or (ii) an increase in the Revolving Commitments or a separate tranche of revolving credit commitments and revolving loans (an “Incremental Revolving Credit Facility”) may be established under this Agreement; provided that at the time of such request, upon the effectiveness of any Incremental Term Supplement or Incremental Revolving Credit Supplement, as applicable, referred to below, and at the time any Incremental Loan is made (and after giving full pro forma effect to the incurrence thereof and the application of proceeds thereof, and assuming a full drawing thereof), the aggregate principal amount of all Incremental Facilities shall not exceed the Incremental Facility Limit at such time; provided, further, that:

(i) no Default or Event of Default exists or would exist after giving effect to such Incremental Facility and the Borrower is in pro forma compliance with the Financial Covenants after giving effect to such Incremental Facility;

(ii) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (and in all respects if any such representation and warranty is qualified by materiality) on and as of such date as if made on and as of such date (except to the extent any such representation and warranty expressly relates to an earlier date, in which case it was true and correct in all material respects as of such earlier date);

(iii) (A) (x) with respect to any Incremental Revolving Credit Facility secured on a junior basis to the Secured Obligations or that is unsecured, the maturity date of any Incremental Revolving Credit Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, 91 days after the Latest Maturity Date and (y) with respect to any Incremental Revolving Credit Facility secured on a pari passu basis with the Secured Obligations, the maturity date of any Incremental Revolving Credit Facility shall be no earlier than, and no scheduled mandatory commitment reduction in respect thereof shall be required prior to, the Latest Maturity Date and (B) (x) with respect to any Incremental Term Facility secured on a junior basis to the Secured Obligations or that is unsecured, the maturity date of such Incremental Term Facility shall be no earlier than 91 days after the Latest Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than 91 days after the remaining weighted average life to maturity of the Initial Term Loans or any other then existing Incremental Term Facility, as applicable and (y) with respect to any Incremental Term Facility secured on a pari passu basis with the Secured Obligations, the maturity date of such Incremental Term Facility shall be no earlier than the Latest Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the remaining weighted average life to maturity of the Initial Term Loans or any other then existing Incremental Term Facility, as applicable; provided, that for purposes of this clause (iii), with respect to maturity for bridge facilities, such maturity may be earlier than that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, if such maturity is automatically extended upon the initial maturity date to a date not earlier than the maturity date of the Initial Revolving Credit Loans and Initial Term Loans, as applicable (or 91 days after that of the Initial Revolving Credit Loans and Initial Term Loans, as applicable, in the case of any bridge facility secured on a junior basis to the Secured Obligations or that is unsecured) pursuant to customary extension rollover provisions (including by conversion or exchange));

(iv) the yield applicable to any Incremental Facility shall be determined by the Borrower and the applicable lenders providing such Incremental Facility;

(v) any Incremental Facility shall be on terms and pursuant to documentation to be agreed upon by the Borrower and the lenders under such Incremental Facility; provided that (1) except to the extent permitted by clause (iii) and (iv) above, to the extent such terms are not consistent with the terms in respect of the Initial Facilities, they shall be not materially more restrictive, when taken as a whole, to the Loan Parties than those under the Initial Facilities (except for any covenant or other provisions (x) applicable only to periods after the Maturity Date of the Initial Facilities, (y) that are added for the benefit of the Initial

Facilities through a conforming amendment, which amendment shall not require the consent of the Administrative Agent or any Lender or (z) are otherwise reasonably acceptable to the Administrative Agent), (2) there shall be no borrower or guarantor in respect of any such Indebtedness that is not (or does not become) the Borrower, the Guarantor or a guarantor under the Initial Facilities and (3) if secured, such indebtedness shall not be secured by any assets of the Borrower that do not constitute Collateral and the proceeds of such Indebtedness;

(vi) if any Incremental Facility is secured on a junior lien basis or unsecured, such Incremental Facility shall be documented under separate facility documentation, and in the case of an Incremental Facility that is secured on a junior lien basis, subject to customary intercreditor arrangements to be mutually reasonably agreed between the Borrower and the Administrative Agent;

(vii) the Leasehold Mortgage shall, or shall be amended to the reasonable satisfaction of the Administrative Agent, to the extent necessary for the Leasehold Mortgage to secure the full amount of the Facility, after giving effect to such Incremental Facility;

(viii) the Title Policy shall, or shall be properly endorsed to the satisfaction of the Administrative Agent (showing no new exceptions other than Permitted Encumbrances), to provide for fully-paid insurance in an amount not less than the Facility, after giving effect to such Incremental Facility; and

(ix) any Incremental Facility incurred hereunder shall be in a minimum amount of $5,000,000 or a larger multiple of $1,000,000;

provided that, with respect to a Limited Condition Transaction, the requirements of (x) the preceding clause (i), shall be modified as provided in Section 1.10 of this Agreement and (y) the preceding clause (ii), shall be subject to customary “Sungard” limitations.

(b) Effectiveness of an Incremental Facility. In connection with (i) the establishment of any Incremental Term Facility, the Borrower, the Administrative Agent and the Incremental Term Lenders thereunder shall enter into a supplement to this Agreement (an “Incremental Term Supplement”), or (ii) the establishment of any Incremental Revolving Credit Facility, the Borrower, the Administrative Agent and the Incremental Revolving Credit Lenders thereunder shall enter into a supplement to this Agreement (an “Incremental Revolving Credit Supplement”), in each case, in form and substance satisfactory to the Borrower, the Administrative Agent and the Incremental Lenders thereunder, duly completed, and with such provisions (including changes to the provisions set forth therein) as may be agreed to by the Borrower and the Incremental Lenders (provided that notwithstanding anything to the contrary set forth in this sentence, in no event shall (x) any form of Incremental Term Supplement be changed to provide any additional, preferential or non-pro rata mandatory repayment or prepayment rights to any of Incremental Term Lenders thereunder (unless such Incremental Term Facility is to receive less than its ratable share of any mandatory repayment or prepayment) or (y) any form of Incremental Revolving Credit Supplement be changed to provide any additional, preferential or non-pro rata mandatory repayment or prepayment rights to any of Incremental Revolving Credit Lenders thereunder (unless such Incremental Revolving Credit Facility is to receive less than its ratable share of any mandatory repayment, prepayment or termination of commitments). Upon the effective date of the applicable Incremental Supplement, each lender thereunder shall become an Incremental Lender hereunder and such Incremental Supplement shall be deemed part of this Agreement for all purposes thereafter. Each Incremental Supplement may, without the consent of any Lender (other than the applicable Incremental Lenders thereunder and the Administrative Agent), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18.

(c) Incremental Term Lenders. The Borrower shall be entitled to elect, in its own discretion, Incremental Term Lenders from among the existing Lenders, and any additional banks, financial institutions and other institutional lenders or investors, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 9.04(b)(i) for an assignment of Loans to such Incremental Term Lender. Notwithstanding the foregoing, no Lender shall be required to provide any Incremental Term Loans.

(d) Incremental Revolving Credit Lenders. The Revolving Lenders shall initially have the right, but not the obligation, to commit up to their pro rata portion of any Incremental Revolving Credit Facility; provided that, if after giving full pro forma effect to such proposed Incremental Revolving Credit Facility (assuming that the full amount of the Initial Revolving Credit Facility, the full amount of each then existing Incremental Revolving Credit Facility, and the full amount of the proposed Incremental Revolving Credit Facility, have all been drawn), the Borrower would be in pro forma compliance with the Financial Covenants, then such Incremental Revolving Credit Commitments may, at the election of the Borrower, be offered to new lenders, subject to the consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such Administrative Agent consent would be required under Section 9.04(b)(i) for an assignment of Loans or Commitments to such Incremental Revolving Credit Lender.

SECTION 2.19 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.19, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, any Subsidiary, Sphere Entertainment Co., the Guarantor and/or any Subsidiary of the Guarantor, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower, any Subsidiary, Sphere Entertainment Co., the Guarantor and/or any Subsidiary of the Guarantor and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the aggregate Revolving Commitments, (x) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender’s Revolving Commitment, (y) the aggregate amount available to be drawn under all Letters of Credit issued by the applicable L/C Issuer issuing such Letter of Credit shall not exceed either of (I) such L/C Issuer’s Letter of Credit Commitment (provided that any L/C Issuer may, following a request from the Borrower, in its sole discretion, issue Letters of Credit in an aggregate available amount in excess of such L/C Issuer’s Letter of

Credit Commitment so long as the Outstanding Amount of all L/C Obligations shall not exceed the Letter of Credit Sublimit) and (II) the aggregate amount of such L/C Issuer’s unused Revolving Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No L/C Issuer shall issue any Letter of Credit if:

(A) the expiry date of such requested Letter of Credit would occur more than (x) in the case of Standby Letters of Credit, twelve months after the date of issuance or (y) in the case of Trade Letters of Credit, 180 days after the date of issuance, unless the applicable L/C Issuer has approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars;

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit or request that such L/C Issuer refrain from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer generally applicable to the issuance of letters of credit;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(E) a default of any Lender’s obligations to fund under Section 2.19(c) exists or any Lender is at such time a Defaulting Lender, unless such L/C Issuer has entered into arrangements satisfactory to such L/C Issuer with the Borrower or such Lender to eliminate such L/C Issuer’s risk with respect to such Lender; or

(F) the issuance of such Letter of Credit would result in more than a total of 20 Letters of Credit outstanding.

(iv) No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to any L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a senior executive of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission, including an Approved Electronic Platform, as provided in Section 9.01(b), by personal delivery or by any other means acceptable to the applicable L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the applicable L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be; provided that the L/C Issuer and the Borrower shall have agreed to the form and substance of Letter of Credit prior to the issuance or amendment of such Letter of Credit. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the applicable L/C Issuer may require. Additionally, the Borrower shall furnish to each L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as any L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (and/or the applicable Affiliate of the Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof), each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.19(c)(i) may be given by telephone if immediately confirmed in writing; provided that such notice need not be given prior to payment by the L/C Issuer and the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.19(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the offices of the Administrative Agent’s at 270 Park Avenue, New York, New York in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.19(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.19(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.19(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Revolving Lender’s obligation to make Revolving Loans to the Borrower or L/C Advances to reimburse any L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.19(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.19(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.19(c) by the time specified in Section 2.19(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the NYFRB Rate and a rate determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.19(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.19(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.19(c)(i) is required to be returned under any of the circumstances described in Section 9.20 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Affiliate of the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(v) waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not materially prejudice the Borrower;

(vi) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft; or

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Affiliate of the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuers. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.19(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via SWIFT message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. In addition, if any Revolving Lender shall become a Defaulting Lender, then upon a request of the Administrative Agent (made on behalf of itself or at the direction of any L/C Issuer), the Borrower shall immediately Cash Collateralize all of such Defaulting Lender’s pro rata share of the then Outstanding Amount of all L/C Obligations (in an amount equal to such Defaulting Lender’s pro rata share of such Outstanding Amount, determined as of the date of such request from the Administrative Agent). Section 2.08 and Section 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.19, Section 2.08 and Section 7.01, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (collectively, “Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at JPMorgan Chase Bank, National Association. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuers.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each Trade Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Revolving Credit Percentage a Letter of Credit Fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate for Revolving Loans maintained as Term Benchmark Loans times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (A) computed on a quarterly basis in arrears and (B) due and payable on the fifteenth day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it, at the rate of 1⁄4 of 1.00% per annum (but in no event less than $500 per annum for each Letter of Credit) (i) with respect to each Trade Letter of Credit, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a Trade Letter of Credit increasing the amount or extending the term of such Trade Letter of Credit, computed on the amount of such increase, and payable upon the effectiveness of such amendment (provided that the $500 per annum minimum set forth in the previous parenthetical shall not apply to an amendment of a Trade Letter of Credit), and (iii) with respect to each Standby Letter of Credit, computed on the daily amount available to be drawn under such Standby Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Affiliates. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, an Affiliate of the Borrower, or states that an Affiliate of the Borrower is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable L/C Issuer (whether arising by contract, law, in equity or otherwise) against such Affiliate in respect of such Letter of Credit, the Borrower (i) shall be obligated to reimburse, indemnify and compensate any L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Affiliate in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Affiliates inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Affiliates.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. The Borrower (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (b) has all power and authority and all Governmental Approvals required for the ownership and operation of its properties and the conduct of its business as now conducted and as proposed to be conducted and (c) is qualified to do business, and is in good standing, in every jurisdiction where such qualification is required, except in the case of clauses (b) and (c) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by the Borrower are within the Borrower’s limited liability company powers and have been duly authorized by all necessary limited liability company and, if required, membership, beneficial ownership or other equityholder action of the Borrower. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document and Related Agreement to which the Borrower is a party, when executed and delivered by the Borrower, will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental and Other Approvals; Absence of Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with or any other action by any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or will be obtained and will be in full force and effect as and when required and (ii) filings necessary to perfect Liens created under the Loan Documents, (b) do not require any consent or approval of any Person party to any agreement or instrument binding upon the Borrower, except such as have been obtained or made and are in full force and effect, or will be obtained and will be in full force and effect as and when required, (c) will not violate any applicable law, including any order of any Governmental Authority, (d) will not violate the charter, by-laws or other organizational documents of the Borrower, (e) will not violate or result (alone or with notice or lapse of time, or both) in a default under any indenture or other agreement or instrument binding upon the Borrower or any of its assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower, or give rise to a right of, or result in, any termination, cancellation, acceleration or right of renegotiation of any obligation thereunder (other than violations that, singly or in the aggregate, have not had and are not likely to have a Material Adverse Effect), and (f) except for Liens created under the Loan Documents, will not result in the creation or imposition of any Lien (other than Permitted Encumbrances and Liens described in Sections 6.02(c) and 6.02(d)) on any asset of the Borrower.

SECTION 3.04 No Material Adverse Effect. Since December 31, 2024, there has been no event or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

SECTION 3.05 Properties.

(a) The Borrower has good title to, or valid leasehold interests in, all its property necessary to its business (including its Mortgaged Properties), except for Liens permitted under Section 6.02 and minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or proposed to be conducted or to utilize such properties for their intended purposes.

(b) The Borrower owns, or is licensed to use, all Intellectual Property that is necessary for the conduct of its business as currently conducted, and for their intended purposes, and without conflict with the rights of any other Person, except to the extent any such conflict, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that constitutes (or the leasehold interest in respect of which constitutes) a Mortgaged Property as of the Closing Date and the proper jurisdiction for the filing of Mortgages in respect thereof. As of the Closing Date, the Borrower (i) has not received notice, or has no knowledge, of any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation or (ii) is not or could not be obligated under any right of first refusal, option or other contractual right to sell, transfer or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as set forth on Schedule 3.06(a), as of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower or affecting the Project (i)(A) as to which there is reasonable likelihood of an adverse determination and (B) that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any of the Project or the Transactions or (iii) that involve the Loan Documents.

(b) None of the Borrower, the Premises, the Project, or operations at the Project is subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Liability or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower has not received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 USC. § 9604) or any comparable state law that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no conditions, occurrences or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Liability against the Borrower that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Borrower has not filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at the Project or the Premises, and the operations at the Project do not involve the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. As of the Closing Date, Borrower has found no “Pre-Existing Hazardous Materials” (as defined in the Ground Lease) at the Premises that could form the basis of a claim for indemnity or mitigation to the Ground Lessor in excess of $10,000,000. As of the Closing Date, the Borrower has not filed any notice of claim against the Ground Lessor for indemnity or mitigation in respect of any such Pre-Existing Hazardous Materials. No event or condition has occurred or is occurring with respect to the Borrower, the Premises or the Project relating to any Environmental Law, any Release of Hazardous Materials or any Hazardous Materials Activity that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws, including with respect to the Project or the Premises, would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07 Compliance with Laws and Agreements; No Default. As of the Closing Date, except as set forth on Schedule 3.07, wherein the Borrower has identified (i) any actual or threatened in writing defaults of the Borrower under any Related Agreement, (ii) any events or circumstances that, with the passage of time or receipt of notice, or both, would constitute a default by the Borrower under any Related Agreement, (iii) any sums currently due and payable under any Related Agreement that have not been paid, and (iv) any obligations of the Borrower required to be performed to date under any Related Agreement that has not been performed, the Borrower is in compliance with all laws, including all orders of Governmental Authorities, applicable to it or its property (including all Environmental Laws and all Governmental Approvals under Environmental Laws with respect to the Project, the Premises or the operations of the business of the Borrower), and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10 ERISA; Labor Matters.

(a) As of the Closing Date, the Borrower (i) does not contribute to any Plan, (ii) is not obligated to maintain or contribute to any Plan, (iii) has not, since the date of its formation, maintained or contributed to any Plan, and (iv) has not, since the date of its formation, been obligated to maintain or contribute to any Plan.

(b) No ERISA Events have occurred or are reasonably expected to occur that would, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) The hours worked by and payments made to employees of the Borrower, if any, have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law relating to such matters where such violations would not be reasonably expected to result in a Material Adverse Effect. To the Borrower’s knowledge, all material payments due from the Borrower, or for which any claim may be made against the Borrower, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as liabilities on the books of the Borrower. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement under which the Borrower is bound.

(d) As of the Closing Date, the Borrower is not and will not be using “plan assets” (within the meaning of Department of Labor Regulations as set forth in 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one (1) or more Benefit Plans in connection with the Loans or the Commitments, and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.11 Ownership of the Borrower; Disqualified Equity Interests. Schedule 3.11 sets forth, as of the Closing Date, (i) a chart showing the organizational structure of the holders of Equity Interests in the Borrower, (ii) the percentage of Equity Interests (broken out by class, if applicable) in the Borrower owned by the Guarantor and the percentage of Equity Interests (broken out by class, if applicable) in the Guarantor owned by the owners of the Guarantor and (iii) all outstanding Disqualified Equity Interests, if any, in Borrower and the Guarantor, including the number, date of issuance and the record holder of such Disqualified Equity Interests. The Equity Interests in the Borrower have been duly authorized and validly issued and are fully paid and non-assessable. As of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Borrower is a party requiring, and there are no Equity Interests in the Borrower outstanding that upon exercise, conversion or exchange would require, the issuance by the Borrower of any Equity Interests or other securities exercisable for, convertible into, exchangeable for or evidencing the right to subscribe for or purchase any Equity Interests in the Borrower.

SECTION 3.12 Insurance. As of the Closing Date, all premiums in respect of such insurance required to have been paid have been paid. As to all improved real property constituting collateral security for the obligations under this Agreement, the Administrative Agent has received (i) a Flood Certificate with respect to such real property collateral on the Closing Date, (ii) to the extent applicable, all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full when due, and (iii) there has been no redesignation of any such real property into or out of a Flood Zone.

SECTION 3.13 Solvency. As of the Closing Date, immediately after giving effect to the consummation of the Transactions, the Borrower is Solvent.

SECTION 3.14 Disclosure.

(a) None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent, any Arranger, the Syndication Agent, each Co-Documentation Agent, the Bookrunner or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder on or prior to the Closing Date, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all modifications and supplements to such written information and written data, in each case, furnished after the date on which such written information or such written data was originally delivered and prior to the Closing Date); provided that, with respect to forecasts or projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable when made (it being understood that (i) such forecasts and projections are as to future events and are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the Borrower’s control and (ii) no assurance can be given that any particular forecasts or projections will be realized, and that actual results during the period or periods covered by any such forecasts or projections may differ significantly from the projected results).

(b) As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all respects.

SECTION 3.15 Collateral Matters.

(a) The Security Agreement will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code), if any, is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Borrower in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person other than Liens permitted under Section 6.02.

(b) Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person other than Liens permitted under Section 6.02.

(c) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section and any Control Agreement, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and each such security interest will constitute a fully perfected security interest in all right, title and interest of the Borrower or the Guarantor in the Collateral subject thereto, prior and superior to the rights of any other Person other than Liens permitted under Section 6.02.

SECTION 3.16 Margin Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets of the Borrower will be Margin Stock.

SECTION 3.17 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and, to the knowledge of the Borrower, its directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower nor (b) to the knowledge of the Borrower, any of its directors, officers, employees or agents, that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.18 Broker’s Fees. Except for fees payable to the Administrative Agent, the Arrangers, the Syndication Agent and the Lenders on or prior to the Closing Date, the Borrower does not have any obligation to any Person in respect of any finder’s, financial advisor’s, broker’s, underwriter’s, placement agent’s, agent’s or investment banker’s fee in connection with the incurrence of the Loans and the other transactions contemplated hereby.

SECTION 3.19 Special Purpose Entity. The Borrower acknowledges that the Lenders and the Administrative Agent are entering into this Agreement in reliance upon Borrower’s identity as a Special Purpose Entity that is separate from the Guarantor and any other Affiliates of Borrower. The Borrower is a Special Purpose Entity.

SECTION 3.20 Affected Financial Institutions. The Borrower is not an Affected Financial Institution.

SECTION 3.21 No Subsidiaries. The Borrower does not have, and has not had since the date of its formation, any subsidiaries.

ARTICLE IV

CONDITIONS

SECTION 4.01 Closing Date. The effectiveness of this Agreement and the obligations of the Lenders and the L/C Issuers on the Closing Date are subject to the satisfaction, or waiver in accordance with Section 9.02, of the following conditions on or before the Closing Date:

(a) Executed Agreements. The Administrative Agent shall have received from each party to this Agreement either (i) a counterpart of this Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a “pdf” copy of a signature by such party of a counterpart hereof) that such party has signed a counterpart of this Agreement. The Administrative Agent shall have received true, correct and complete copies of each Loan Document, the Estoppel Certificate and any other Related Agreement in effect on the Closing Date.

(b) Opinions of Counsel. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Sullivan & Cromwell LLP, counsel for the Borrower and the Guarantor, as to such matters as the Administrative Agent may reasonably request, including, without limitation customary opinions in respect of the Loan Documents, including, for the avoidance of doubt, the Guaranty Agreement.

(c) Organizational Documents; Incumbency. The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Borrower and the Guarantor, the authorization of the Transactions by the Borrower and the Guarantor, incumbency certificates and any other legal matters relating to the Borrower and the Guarantor, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) Closing Date Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions set forth in the second sentence of paragraph (a), other than with respect to the Loan Documents, and paragraphs (h), (l) and (n) of this Section.

(e) Fees and Expenses. The Administrative Agent, the Syndication Agent and the Arrangers, as applicable, shall have received all fees required to be paid or reimbursed by the Borrower under the Fee Letters (to the extent such Fee Letter requires such payment on the Closing Date), and other amounts due and payable on or prior to the Closing Date, to the extent such other amounts are invoiced at least one (1) Business Day prior to the Closing Date, including payment or reimbursement of all fees and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) or any Loan Document.

(f) Collateral. The Collateral and Support Requirement shall have been satisfied. The Administrative Agent shall have received a completed Collateral Questionnaire for the Borrower, dated the Closing Date and signed by a Responsible Officer of the Borrower, together with the results of Uniform Commercial Code (or equivalent), judgment, bankruptcy and tax lien filings searches made with respect to the Borrower in the jurisdictions contemplated by the Collateral Questionnaire and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted under Section 6.02 or have been, or substantially contemporaneously with the Closing Date will be, released.

(g) Insurance. The Administrative Agent shall have received evidence that the insurance required by Section 5.08 is in effect, together with certificates naming the Administrative Agent, for the benefit of the Secured Parties, as additional insured and lender loss payee thereunder to the extent required under Section 5.08.

(h) No Default or Event of Default. On the Closing Date and immediately after giving effect to any Borrowing to occur on such date, no Default or Event of Default shall have occurred and be continuing.

(i) Environmental Reports. The Lenders shall have received, and be satisfied with the contents of, any Phase I or Phase II reports (prepared in accordance with applicable ATSM standards) and any other environmental site assessment reports and information more particularly set forth in Schedule 3.06(b) (and all supplements and updates thereto) prepared by environmental engineers reasonably satisfactory to the Administrative Agent with respect to any Environmental Liabilities that may be attributable to such properties or operations as have been specified by it for review (including the Premises and the Project), and, for any such report not addressed to the Administrative Agent and the Lenders, a letter executed by the environmental engineers preparing such reports authorizing the Administrative Agent and the Lenders to rely on such report, in each case, in form and substance reasonably satisfactory to the Lenders (collectively, the “Environmental Reports”).

(j) Certificate of Occupancy. The Administrative Agent shall have received evidence reasonably satisfactory to it of the issuance by the applicable Governmental Authority having jurisdiction over the Project of a valid certificate of occupancy.

(k) Financial Statements and Related Information. The Administrative Agent shall have received the unaudited balance sheet of the Borrower as at December 31, 2025.

(l) Indebtedness. Immediately after giving effect to the Transactions, the Borrower shall not have outstanding any shares of preferred stock or other preferred Equity Interests or any Indebtedness for borrowed money, other than (i) Indebtedness incurred under the Loan Documents, and (ii) Indebtedness set forth on Schedule 6.01.

(m) Solvency Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower as to the Solvency of the Borrower immediately after giving effect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent.

(n) Representations and Warranties. The representations and warranties set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case on and as of the Closing Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct on and as of such prior date.

(o) Patriot Act; Etc. The Administrative Agent and the Lenders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and a properly completed and signed IRS Form W-9 for the Borrower and (ii) at least five (5) days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification with respect to the Borrower.

(p) Ground Lease Conditions. The Administrative Agent shall have received written evidence (which may be in the form of an estoppel from the Ground Lessor) reasonably satisfactory to the Administrative Agent that all conditions set forth in the Ground Lease have been satisfied.

(q) Flood Certificates. The Administrative Agent shall have received, to the extent the Project is located in a special flood hazard area as of the date of the Borrowing and is located in a community that participates in the Flood Program, evidence that the Borrower has obtained a policy of flood insurance that complies with all applicable requirements of the Flood Program.

With respect to this Section 4.01, the Administrative Agent on behalf of itself and each Lender shall be entitled, but not obligated, to request and receive, prior to the making of such Borrowing on the Closing Date, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of the Administrative Agent or such Lender, such request is warranted under the circumstances. Upon the request of any Lender, the Administrative Agent shall promptly provide copies of any document delivered to Administrative Agent pursuant to this Section 4.01 to the Lenders.

SECTION 4.02 Each Borrowing. The obligation of each Lender or L/C Issuer to make Loans or issue any Letters of Credit pursuant to any Borrowing or L/C Borrowing, as applicable, is subject to the satisfaction or waiver in accordance with Section 9.02, of the following conditions on the date of such Borrowing (or, in the case of any Borrowing of Revolving Loans, waiver by the Required Revolving Lenders):

(a) Borrowing Request. The Administrative Agent shall have received a fully executed and delivered Request for Credit Extension.

(b) Representations and Warranties. The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case, on and as of the date of such Borrowing, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct on and as of such prior date.

(c) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.On the date of any Borrowing, the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraphs (a) and (b) of this Section have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments shall have expired or been terminated and the principal of and interest on the Loans and all fees payable hereunder shall have been paid in full (other than contingent indemnification or reimbursement obligations), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrower, its audited balance sheet and related statements of income, comprehensive income, members’ equity and cash flows as of the end of and for such fiscal year, setting forth in each case, in comparative form the figures from the prior fiscal year, all audited by and accompanied by the opinion of Deloitte & Touche LLP or another independent public accounting firm of recognized national or regional standing (without a “going concern” or like qualification, exception or emphasis (other than any such statement, qualification or exception resulting from an actual or anticipated financial covenant default under this Agreement on a future date or for a future period or an upcoming maturity date within one (1) year) and without any qualification, exception or emphasis as to the scope of such audit) to the effect that such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower as of the end of and for such year in accordance with GAAP (except that Borrower’s financial statements will not reflect an allocation of any expenses to/from the Borrower or from/to any of its Affiliates as may be required by GAAP);

(b) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, its balance sheet as of the end of such fiscal quarter, the related statements of income for such fiscal quarter and the then elapsed portion of the fiscal year and the related statements of cash flows for the then elapsed portion of the fiscal year, in each case, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the prior fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower as of the end of and for such fiscal quarter and such portion of the fiscal year in accordance with GAAP (except that Borrower’s financial statements may not reflect an allocation of overhead as required by GAAP), subject to normal year-end audit adjustments and the absence of footnote disclosures and audit adjustments;

(c) within seven (7) days of the delivery of financial statements under clause (a) or (b) above, a completed Compliance Certificate, signed by a Responsible Officer of the Borrower and setting out the Adjusted Operating Income, Total Leverage Ratio and Debt Service Coverage Ratio calculations for the most recent Measurement Period;

(d) annually, as soon as available, but in any event within 120 days after the first day of each fiscal year of the Borrower, an annual budget of the Borrower for such fiscal year in the same form prepared for the Borrower’s board of directors or similar governing entity;

(e) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(f) promptly after any request therefor, such other information regarding (i) the operations, business affairs, assets, liabilities (including contingent liabilities) and financial condition of the Borrower or the Guarantor, (ii) compliance with the terms of any Loan Document or any Related Agreement, in each case, as the Administrative Agent or any Lender may reasonably request, or (iii) such other information and documentation reasonably requested by the Administrative Agent or any Lender solely for the purpose of compliance with the Beneficial Ownership Regulation, applicable “know your customer” requirements under the Patriot Act or under other applicable money laundering laws; and

(g) promptly after receipt thereof by the Borrower, the Borrower shall deliver to the Administrative Agent copies of all material notices sent in writing by the Ground Lessor to the Borrower under the Ground Lease.

Information required to be delivered pursuant to clauses (a), (b), (c), (d), (e) or (f) this Section shall be deemed to have been delivered if such information, or one (1) or more annual or quarterly reports containing such information, shall have been posted by the Borrower or the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access. Information required to be delivered pursuant to this Section may also be delivered by the Borrower or the Administrative Agent by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent written notice of the following, promptly (unless otherwise provided):

(a) after any senior executive or Responsible Officer of the Borrower shall have obtained knowledge thereof, the occurrence of, or receipt by the Borrower of any written notice claiming the occurrence of, any Default;

(b) after any senior executive or Responsible Officer of the Borrower shall have obtained knowledge of the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower that is not covered by insurance, except for actions, suits or proceedings which are not, in the aggregate, reasonably likely to have a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower in an aggregate amount that could constitute a Material Adverse Effect;

(d) after any senior executive or Responsible Officer of the Borrower shall have obtained knowledge thereof, the occurrence of (i) any Prepayment Event in connection with which the Borrower is required to make a mandatory prepayment pursuant to Section 2.08(b) or (ii) any other casualty or other insured damage to the Collateral or the commencement of any action or proceeding for the taking or expropriation of the Collateral under power of eminent domain or by condemnation or similar proceeding, in the case of clause (ii) that could be reasonably likely to have a Material Adverse Effect;

(e) the termination or amendment of the Ground Lease or the Sphere License Agreement;

(f) the occurrence of any termination, suspension or cancellation of performances or events at the Sphere caused by (i) a strike or work stoppage, or (ii) a lockout of the staff at the Sphere for a period of seven (7) consecutive days or longer;

(g) any redesignation of any Mortgaged Property into or out of a Flood Zone; and

(h) any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice, any action taken or proposed to be taken with respect thereto and, in the case of clause (e) above, a true, correct and complete copy of such amendment.

SECTION 5.03 Environmental Matters.

(a) To the extent not disclosed in the Environmental Reports, the Borrower shall furnish to the Administrative Agent, on behalf of each Lender:

(i) as soon as practicable following receipt by the Borrower thereof, copies of all environmental audits, investigation reports, analyses and other reports of any kind or character, whether prepared by personnel of the Borrower or by an independent consultant, any Governmental Authority or any other Person, with respect to significant environmental matters at the Project or the Premises that would reasonably be expected to result in any material Environmental Liability to the Borrower;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (B) any remedial action taken by the Borrower or any other Person, in each case, in response to (1) any activity, event or occurrence involving any Hazardous Materials the existence of which has a reasonable possibility of resulting in one (1) or more Environmental Liabilities having, individually or in the aggregate, a Material Adverse

Effect, or (2) any Environmental Liabilities that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) the discovery by the Borrower of any occurrence or condition on any real property adjoining or in the vicinity of the Premises that could cause the Premises or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws that would reasonably be expected to have a Material Adverse Effect;

(iii) as soon as reasonably practicable following the sending or receipt thereof by the Borrower, a copy of any and all written communications with respect to (A) any Environmental Liabilities that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (C) any written request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Borrower may be potentially responsible for any activity, event or occurrence involving any Hazardous Materials, the results of which investigation would reasonably be expected to have a Material Adverse Effect;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by the Borrower that would reasonably be expected to (1) expose the Borrower to, or result in, any Environmental Liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Borrower to maintain in full force and effect all Governmental Approvals required under any Environmental Laws for their respective operations, the loss of which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (B) any proposed action to be taken by the Borrower to modify current operations in a manner that would reasonably be expected to subject the Borrower to any additional material obligations or requirements under any Environmental Laws that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information available to the Borrower as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this Section 5.03.

(b) The Borrower will take promptly any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Borrower that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Liability against the Borrower and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.04 Information Regarding Collateral and Other Matters.

(a) The Borrower will furnish to the Administrative Agent prompt written notice within 30 days of any change in (i) the legal name of the Borrower, as set forth in its organizational documents, (ii) the jurisdiction of organization or the form of organization of the Borrower (including as a result of any merger or consolidation), (iii) the location of the chief executive office of the Borrower or (iv) the organizational identification number, if any, or, with respect to the Borrower organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of the Borrower. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) The Borrower will furnish to the Administrative Agent prompt written notice of the acquisition by the Borrower of, or any real property or leasehold interest otherwise becoming, a Mortgaged Property after the Closing Date.

SECTION 5.05 Existence; Conduct of Business.

(a) The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, (ii) the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business; and (iii) all Governmental Approvals and all consents of Persons, in each case necessary at the applicable time in connection with the transactions contemplated by the Loan Documents and the Related Agreements, in each case, except where a failure to do so, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this clause (a) shall not prohibit any transaction permitted under Section 6.05.

(b) The Borrower shall, as to the appropriate period of use thereof, obtain and maintain all licenses and permits necessary to manage and operate the Project in accordance with applicable law, except in each case where any failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower will take all actions reasonably necessary to protect all Intellectual Property necessary to the conduct of its business as currently conducted, and proposed to be conducted, except in each case where the failure to take any such action, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Payment of Obligations. The Borrower will pay its obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves with respect thereto to the extent required by GAAP and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) the failure to make payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.07 Maintenance and Operation of Properties. The Borrower covenants and agrees not to commit, permit or suffer to exist any act or omission affording a Governmental Authority a right of forfeiture of any asset of the Borrower that is prohibited under Section 6.05. The Borrower shall keep the Project in the physical condition required by the Ground Lease and, if applicable, the Sphere License Agreement and otherwise in good working order and repair, ordinary wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. The Borrower will operate, or cause to be operated, the Sphere in a manner consistent with prevailing industry standards for multi-function event venues, taking into consideration the age and intended use of the Sphere.

SECTION 5.08 Insurance.

(a) The Borrower shall obtain, keep and maintain, or cause to be obtained, kept and maintained insurance of such types and in such amounts as required of the Borrower pursuant to the Ground Lease and the Sphere License Agreement.

(b) Each such policy of liability, casualty and business interruption insurance maintained by or on behalf of the Borrower shall (i) in the case of each liability insurance policy (other than workers’ compensation, professional liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (ii) in the case of each casualty and business interruption insurance policy, contain a mortgagee and loss payee clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the mortgagee and lender loss payee thereunder and (iii) provide or cause the insurance company to provide written notice to Borrower of any cancellation or non-renewal of such policy in accordance with applicable state law(s). Within five (5) Business Days of receipt of such notice of cancellation or non-renewal by Borrower, Borrower shall provide Administrative Agent with a copy of such notice, together with evidence of obtained replacement coverage that complies with the insurance requirements as set forth in this Agreement.

SECTION 5.09 Books and Records; Inspection and Audit Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will permit any representatives designated by the Administrative Agent or any Lender, upon at least three (3) Business Days’ notice, to visit and inspect its properties, to examine and make extracts from its books and records, to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.10 Compliance with Laws and Obligations. The Borrower will comply with (a) all laws, including all orders of any Governmental Authority, applicable to it or its property, (b) each Related Agreement and (c) its obligations under each indenture or other agreement or instrument binding upon it or any of its assets, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by the Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.11 Use of Proceeds.

(a) The proceeds of any Revolving Loan shall be used solely for (i) funding the Debt Service Reserve Account, (ii) paying fees and expenses incurred in connection with the Transactions, (iii) distributions to the Guarantor to finance the development costs for prospective ventures, or funding the creation of content under the Sphere License Agreement and/or (iv) any other lawful general corporate purpose of the Borrower. The proceeds of the Term Loans will be used solely to repay the loans under the Existing Credit Agreement and interest thereon, and fees and expenses in connection with such transactions.

(b) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto. No part of the proceeds of any Borrowing or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors, including Regulations T, U and X.

SECTION 5.12 Further Assurances. The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Support Requirement to be and remain satisfied at all times or otherwise to effectuate the provisions of the Loan Documents, all at the sole expense of the Borrower. The Borrower will provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

SECTION 5.13 Lender Meetings. The Borrower will, upon the request of any Lender, participate in a meeting with the Administrative Agent and the Lenders once during each fiscal year to be held at the Borrower’s corporate offices (or at such other location or via teleconference, as may be reasonably agreed to by the Borrower and the Administrative Agent) at such time as may be reasonably agreed to by the Borrower and the Administrative Agent.

SECTION 5.14 Sphere Operations. The Borrower shall operate, or cause to be operated, the Project in a manner that is materially consistent with the requirements of the Borrower LLC Agreement, the Ground Lease and the Sphere License Agreement.

SECTION 5.15 Special Purpose Entity. The Borrower will take all actions materially necessary to be and remain at all times a Special Purpose Entity.

SECTION 5.16 Status of the Secured Obligations. The Borrower will ensure that the Secured Obligations at all times constitute senior, unsubordinated obligations of the Borrower.

SECTION 5.17 Control Agreements; Deposits of Pledged Revenues. The Borrower shall cause each of its Securities Accounts and Deposit Accounts (including the Debt Service Reserve Account) to be subject to Control Agreements, no later than thirty (30) days after (a) the Closing Date, or (b) the opening of any such Securities Account or Deposit Account, other than (i) any Excluded Accounts, and (ii) accounts containing cash and Cash Equivalents which in the aggregate are less than $5,000,000. Subject to the exception set forth in clause (ii) of the immediately preceding sentence, the Borrower shall cause all Pledged Revenues and any other amounts received by or on behalf of the Borrower that are not required to be applied directly to the Secured Obligations to be deposited into a Deposit Account or a Securities Account, it being understood that such requirement relates solely to the initial deposit of such amounts and such amounts may thereafter be withdrawn or used for any purpose otherwise not prohibited under the Loan Documents.

SECTION 5.18 Debt Service Reserve Account.

(a) The Borrower shall establish and at all times maintain the Debt Service Reserve Account. Funds may be deposited into the Debt Service Reserve Account with the proceeds of the Term Loans made on the Closing Date in an amount equal to the Debt Service Reserve Required Amount, if any.

(b) If on the first date of any fiscal quarter of the Borrower the amount in the Debt Service Reserve Account is less than the Debt Service Reserve Required Amount on such date, within ten Business Days of such date the Borrower shall deposit into the Debt Service Reserve Account amounts equal to such shortfall. If on the first date of any fiscal quarter of the Borrower the amount in the Debt Service Reserve Account is greater than the Debt Service Reserve Required Amount on such date, within five (5) Business Days of the Borrower’s request, the Administrative Agent shall release to the Borrower amounts from the Debt Service Reserve Account to the extent of such excess, provided that no Default or Event of Default is continuing. Any amounts remaining in the Debt Service Reserve Account on the earlier of the Maturity Date and the date that all of the Commitments are terminated, other than any such amounts required to be utilized for the payment of principal or interest on Loans or other amounts then due and payable hereunder by the Borrower, shall be released to the Borrower.

(c) Whenever any amount of principal or interest on any Loans, or any other amounts owed by the Borrower hereunder, is due and payable, unless such principal, interest or other amount is paid when due by the Borrower, the Administrative Agent shall, and is hereby authorized and directed by the Borrower to, utilize any funds then in the Debt Service Reserve Account to make payment of such principal, interest or other amount, in each case without the necessity of any further approval or authorization of the Borrower. The Administrative Agent shall promptly notify the Borrower of any such payment effected pursuant to this paragraph.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments shall have expired or been terminated and all of the Secured Obligations have been paid in full (other than contingent indemnification or reimbursement obligations), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Indebtedness; Certain Equity Securities.

(a) The Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents (including any Incremental Loans) and any Refinancing Indebtedness in respect thereof, so long as such Refinancing Indebtedness is in compliance with the Refinancing Indebtedness Conditions;

(ii) Incremental Equivalent Debt and Refinancing Indebtedness in respect thereof;

(iii) any Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and Refinancing Indebtedness in respect thereof;

(iv) Indebtedness of the Borrower (A) incurred to finance the acquisition, construction or improvement of any fixed or capital assets relating to Project operations, including Capital Lease Obligations, provided that such Indebtedness is incurred prior to or within one hundred eighty (180) days after such acquisition or the completion of such construction or improvement and the principal amount of such Indebtedness does not exceed the cost of acquiring, constructing or improving such fixed or capital assets or (B) assumed in connection with the acquisition of any fixed or capital assets, and Refinancing Indebtedness in respect of any of the foregoing; provided that the aggregate principal amount of Indebtedness outstanding permitted by this clause (iv) shall not exceed the greater of (x) $50,000,000 at any time and (y) 20.0% of Adjusted Operating Income, and Refinancing Indebtedness in respect thereof;

(v) Subordinated Indebtedness that matures after the Maturity Date of the Loans and is approved by the Administrative Agent;

(vi) Indebtedness of the Borrower owed to the Guarantor; provided that such Indebtedness under this clause (vi) shall be subordinated to the Loans pursuant to a customary intercompany subordination agreement in form reasonably acceptable to the Administrative Agent;

(vii) Indebtedness of the Borrower in respect of Hedging Agreements for bona fide hedging purposes and not for speculative purposes; and

(viii) other Indebtedness of the Borrower in an aggregate principal amount at any time outstanding of up to the greater of (A) $94,800,000 and (B) 40% of Adjusted Operating Income for the most recently completed Measurement Period.

(b) The Borrower will not issue or permit to exist any Disqualified Equity Interests.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described above, but may be permitted in part under any relevant combination thereof, (B) in the event that any Indebtedness (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Indebtedness is incurred or at any time thereafter, divide, classify or reclassify such Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01; provided that all Indebtedness outstanding under the Loan Documents shall be deemed to have been incurred only in reliance on Section 6.01(a)(i).

SECTION 6.02 Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any asset now owned or hereafter acquired by it except:

(a) Liens created under the Loan Documents and Liens securing any Refinancing Indebtedness of the Loans that has been incurred in compliance with the Refinancing Indebtedness Conditions;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Borrower existing on the Closing Date and set forth on Schedule 6.02; provided that (A) such Lien shall not apply to any other asset of the Borrower and (B) such Lien shall secure only those obligations that it secures on the date hereof and any extensions, renewals and refinancings thereof that do not increase the principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (A) such Liens secure only Indebtedness permitted by Section 6.01(a)(iv) and obligations relating thereto not constituting Indebtedness and (B) such Liens shall not apply to any other asset of the Borrower (other than the proceeds and products thereof); provided further that in the event purchase money obligations are owed to any Person with respect to financing of more than one (1) purchase of any fixed or capital assets, such Liens may secure all such purchase money obligations and may apply to all such fixed or capital assets financed by such Person;

(e) Liens consisting of precautionary filings by lessors under operating leases to the extent such Liens attach solely to (and such filings solely cover) leased property; and

(f) Liens on Collateral securing Incremental Equivalent Debt and Refinancing Indebtedness in respect thereof; provided that such Liens shall be subject to (A) in the case of Incremental Equivalent Debt secured on a junior basis to the Obligations, a customary “junior lien” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and (B) in the case of Incremental Equivalent Debt secured on a pari passu basis with the Obligations, a customary “equal priority” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent.

For purposes of determining compliance with this Section 6.02, (A) Liens need not be permitted solely by reference to one category described above, but may be permitted in part under any relevant combination thereof, (B) in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Lien is incurred or at any time thereafter, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this Section 6.02; provided that all Liens outstanding under the Loan Documents shall be deemed to have been incurred only in reliance on Section 6.02(a).

SECTION 6.03 Fundamental Changes; Business Activities.

(a) The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

(b) The Borrower will not engage, to any material extent, in any business other than businesses of the type conducted by the Borrower (including the operation and management of the Project) on the Closing Date, businesses contemplated by the Related Agreements, or any business described in clause (a) of the definition of Special Purpose Entity, and businesses reasonably related to each of the foregoing.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not purchase, hold, acquire (including pursuant to any merger or consolidation with any Person), make or otherwise permit to exist any Investment in any other Person (including the formation of any subsidiary after the Closing Date) except:

(a) cash and Cash Equivalents;

(b) [reserved];

(c) any arrangement entered into in the ordinary course of business with respect to the sale of seating, sponsorship rights or naming rights, parking agreements, concessions agreements, Related Agreements or any other agreement related to the foregoing or the Project (including purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property) to the extent constituting an Investment;

(d) Investments made as a result of the receipt of noncash consideration from a Disposition of any assets in compliance with Section 6.05(c);

(e) obligations under or in respect of Swap Contracts for bona fide hedging purposes and not speculative purposes and Guarantees thereof;

(f) if, as of any date of determination, both before and after giving effect to the proposed Investment, the Distribution Conditions are satisfied; and

(g) other Investments in an amount not to exceed $1,000,000 at any time outstanding.

For purposes of determining compliance with this Section 6.04, (A) Investments need not be permitted solely by reference to one category described above, but may be permitted in part under any relevant combination thereof, (B) in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made or at any time thereafter, divide, classify or reclassify such Investment (or any portion thereof) in any manner that complies with this Section 6.04.

SECTION 6.05 Asset Sales. The Borrower will not Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower issue any additional Equity Interest in the Borrower (other than directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law), except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property no longer used, useful or economically practicable to maintain in connection with or in respect of the Project or the conduct of the business of the Borrower;

(b) Dispositions of cash and Cash Equivalents;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the net proceeds of such Disposition is promptly applied to the purchase price of such replacement property;

(d) Dispositions of assets subject to any Casualty Events;

(e) Dispositions of equipment in the ordinary course of business;

(f) licensing the use of or leasing all or a portion of the Project for events to the extent not prohibited by the applicable Related Agreements;

(g) Liens permitted by Section 6.02;

(h) Dispositions of inventory (including advertising, sponsorship, tickets, air time, signage and similar items) in the ordinary course of business;

(i) sales or other Dispositions without recourse and in the ordinary course of business of overdue accounts receivable of financially troubled debtors in connection with the compromise or collection thereof;

(j) the licensing or sublicensing of intellectual property rights on a non-exclusive basis;

(k) the settlement of tort or other litigation claims in the ordinary course of business or determined by the board of directors or similar governing entity to be fair and reasonable in light of the circumstances;

(l) leases or licenses of space in the ordinary course of business that are not material to the Borrower taken as a whole;

(m) the sale, conveyance, assignment, transfer, license, lease, lapse, abandonment or other disposition of property involving property or assets having a fair market value of less than $5,000,000 in a single transaction or a series of related transactions;

(n) other Dispositions; provided that (i) the Borrower is in pro forma compliance with the Financial Covenants set forth in Section 6.12, both immediately before and immediately after giving effect to such Disposition, (ii) no Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Disposition and (iii) at least 75% of the aggregate consideration for such Disposition shall be paid in cash or Cash Equivalents; provided, however, that any Disposition pursuant to this Section 6.05(n) shall be for fair market value and shall be subject to the requirements of Section 2.08(b); provided, further that, for purposes of this provision, each of the following shall be deemed to be cash:

(i) (A) instruments, notes, securities or other obligations received by the Borrower from the purchaser that within 180 days of the closing is converted by the Borrower to cash or Cash Equivalents, to the extent of the cash or Cash Equivalents actually so received and (B) any cash payments received with respect to instruments, notes, securities or other obligations referred to in clause (A) immediately above within 180 days of such Disposition;

(ii) the assumption by the purchaser of Indebtedness or other obligations or liabilities (as shown on the Borrower’s most recent balance sheet or in the footnotes thereto) of the Borrower pursuant to operation of law or a customary novation or assumption agreement; and

(iii) any Designated Non-Cash Consideration received by Borrower in the Disposition, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed $25,000,000 at the time of receipt of such outstanding Designated Non-Cash Consideration (with the fair market value (as reasonably determined by the Borrower in good faith) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(o) Dispositions by the Borrower that are not permitted by any other clause of this Section; provided that (i) the aggregate fair value of all assets Disposed of in reliance on this clause shall not exceed $25,000,000 during the term of this Agreement and (ii) all Dispositions made in reliance on this clause shall be made for fair value (as reasonably determined by the Borrower in good faith).

SECTION 6.06 Sale/Leaseback Transactions. The Borrower will not enter into any Sale/Leaseback Transaction.

SECTION 6.07 Hedging Agreements. The Borrower will not enter into any Hedging Agreement except for bona fide hedging purposes and not for speculative purposes.

SECTION 6.08 Restricted Payments. The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that the Borrower may declare and pay, directly or indirectly, Restricted Payments or other dividends or distributions with respect to its Equity Interests, or incur obligations (contingent or otherwise) to do so upon satisfaction of the Distribution Conditions.

SECTION 6.09 Transactions with Affiliates. The Borrower will not sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions on terms that are, taken as a whole, not less favorable in any material respect to the Borrower than those that would at the time be obtainable in comparable arm’s-length transactions with unrelated third parties, (b) issuances by the Borrower of Equity Interests (other than Disqualified Equity Interests), and receipt by the Borrower of capital contributions, (c) the Sphere License Agreement and any similar arrangements for the production of content, (d) any contracts with MSG LV Construction, LLC or any other construction company affiliated with the Borrower, (e) allocations of tax liabilities and other tax-related items among the Borrower and its Affiliates based in all material respects upon the financial income, taxable income, credits and other amounts directly related to the respective parties, to the extent that the share of such liabilities and other items allocable to the Borrower shall not exceed the amount that the Borrower would have been responsible for as a direct taxpayer, (f) Restricted Payments not prohibited under Section 6.08, (g) ordinary course allocations of costs and services, in each case under this clause (f), on a reasonable basis, including, without limitation, with respect to warehouse and office leases by the Guarantor for space used by the Borrower, (h) the MSG IP Agreements and (i) any other transaction or series of related transactions involving property or assets having a fair market value of no greater than $5,000,000 individually.

SECTION 6.10 No Negative Pledges. The Borrower will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its assets to secure any Secured Obligations except:

(a) agreements in favor of the Secured Parties;

(b) agreements governing Indebtedness secured by Liens permitted under Section 6.02(d) so long as such restrictions extend only to the property acquired with or subject to such Indebtedness;

(c) agreements in existence on the Closing Date and set forth on Schedule 6.10, including any renewals, extensions or replacements of such agreements on terms not materially less favorable to the interests of the Lenders than those in effect on the date of this Agreement;

(d) Contractual Obligations solely to the extent that the lessor, licensor or counterparty imposes a negative pledge with respect to the Contractual Obligation;

(e) agreements or other arrangements imposed by law or by this Agreement or any other Loan Document;

(f) agreements that include customary restrictions that arise in connection with any Lien permitted under Section 6.02 and relate to the property subject to such Lien or any Disposition permitted under Section 6.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;

(g) agreements that include customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(h) agreements that comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.01 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(i) agreements that include customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower;

(j) agreements that include customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(k) agreements that include restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(l) Contractual Obligations that arise in connection with cash or other deposits permitted under Section 6.02; and

(m) Contractual Obligations that comprise restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower than customary market terms for Indebtedness of such type or that the Borrower shall have determined in good faith will not affect its obligation or ability to make any payments required hereunder.

SECTION 6.11 Amendment of Certain Documents. The Borrower will not, without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), amend, modify or waive any of its rights under (i) the Special Purpose Entity Provisions, (ii) any provision of its certificate of formation or articles of organization, its limited liability company operating agreement (other than the Special Purpose Entity Provisions) or other organizational documents, (iii) the Ground Lease, (iv) the Sphere License Agreement or (v) any other Related Agreement, in each case of the items described in clauses (ii), (iii), (iv) and (v), to the extent such amendment, modification or waiver would reasonably be expected to be materially adverse to the Lenders.

SECTION 6.12 Financial Covenants.

(a) Debt Service Coverage Ratio. On the last day of each fiscal quarter of the Borrower, the Borrower will not permit the Debt Service Coverage Ratio for the Measurement Period to be less than 2.50:1.00. Such covenant shall be tested as of the last date of the applicable Measurement Period, upon the delivery of the Compliance Certificate with respect to such Measurement Period.

(b) Total Leverage Ratio. On the last day of each fiscal quarter of the Borrower, the Borrower will not permit the Total Leverage Ratio for the Measurement Period to exceed 3.50:1.00. Such covenant shall be tested as of the last date of the applicable Measurement Period, upon the delivery of the Compliance Certificate with respect to such Measurement Period.

SECTION 6.13 [Reserved].

SECTION 6.14 Fiscal Year. The Borrower will not change its fiscal year to end on a date other than December 31.

SECTION 6.15 Restriction on Subsidiaries. The Borrower shall not create or acquire any subsidiary.

SECTION 6.16 Sanctions. The Borrower shall not use the proceeds of any Borrowing, or lend, contribute or otherwise make available such proceeds to any joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Sanctioned Country, that, at the time of such funding, is the subject of and in violation of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Syndication Agent, Co-Documentation Agent, Administrative Agent or otherwise) of Sanctions.

SECTION 6.17 Anti-Corruption Laws. The Borrower shall not use the proceeds of any Borrowing for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions applicable to the Borrower.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or L/C Obligation when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or fail to deposit when due funds as Cash Collateral in respect of L/C Obligations;

(b) the Borrower shall fail to pay any interest on any Loan or L/C Obligation, or any fee or any other amount (other than an amount referred to in clause (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation, warranty or statement made or deemed made by or on behalf of the Borrower or the Guarantor in any Loan Document or in any report, certificate, financial statement or other information provided pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect, or shall be breached, in any material respect when made or deemed made;

(d) the (i) Borrower shall fail to observe or perform any covenant, condition or agreement contained in (A) Section 5.02(a), (B) Section 5.04(c), (C) Section 5.05 (solely with respect to the existence of the Borrower), (D) Section 5.11, or (E) Article VI (other than Section 6.04, Section 6.09 or Section 6.13), or (ii) Guarantor shall fail to observe or perform any covenant, condition or agreement contained in (A) Section 8.4 or Section 8.5 of the Guaranty, or (B) Section 8 of the Pledge Agreement;

(e) the Borrower or the Guarantor shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (r) of this Section 7.01), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of (i) a chief executive officer, president, senior vice president, senior vice president (finance), executive vice president or chief financial officer of the Borrower becoming aware of (x) the occurrence of such failure and (y) that such failure constitutes a default under this Agreement, or (ii) receipt by the Borrower of notice of such default from the Administrative Agent or any Lender (with a copy to the Administrative Agent in the case of any such notice from a Lender);

(f) any Material Indebtedness shall (i) become due before stated maturity by the acceleration of the maturity thereof by reason of default or (ii) become due by its terms and shall not be promptly paid or extended;

(g) any default under any indenture, credit agreement or loan agreement or other agreement or instrument evidencing Material Indebtedness shall have occurred and shall continue for a period of time sufficient to permit the holder or holders of any such Material Indebtedness (or a trustee or agent on its or their behalf) to accelerate the maturity thereof or to enforce any Lien provided for by any such indenture, agreement or instrument, as the case may be, unless such default shall have been permanently waived by the respective holder of such Material Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or the Guarantor or any of their respective debts, or of a substantial part of their respective assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of their respective assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or the Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or the Guarantor or for a substantial part of their respective assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors, or the board of managers (or similar governing body) of the Borrower or the Guarantor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to above in this clause (i) or clause (h) of this Section 7.01;

(j) the Borrower or the Guarantor shall become unable, admit in writing in an official proceeding its inability or fail generally to pay its debts as they become due;

(k) (i) one (1) or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, the Guarantor or any combination thereof, and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed or (ii) any one (1) or more non-monetary final judgments shall be rendered again the Borrower or Guarantor that, individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect;

(l) except as would not have a Material Adverse Effect, one (1) or more ERISA Events shall have occurred;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by the Borrower or the Guarantor not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except as a result of (i) a sale or transfer of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof as provided in the applicable Security Document or Section 9.14;

(n) this Agreement or any other Loan Document shall cease to be or shall be asserted in writing by the Borrower or the Guarantor not to be in full force and effect (other than in accordance with its terms), or shall be declared null and void, or the Borrower or the Guarantor shall contest in writing the validity or enforceability of any Loan Document to which it is a party or deny that it has any further liability under any Loan Document to which it is a party;

(o) a Change in Control shall occur;

(p) the Ground Lease or the Sphere License Agreement shall terminate or otherwise cease to be valid and binding on any party thereto, except upon expiration in accordance with its terms or full performance by such party of its obligations thereunder;

(q) the occurrence of a breach or default beyond any applicable grace or cure period under the Ground Lease or the Sphere License Agreement that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; or

(r) Borrower shall fail to observe or perform any covenant, condition or agreement contained in the second sentence of Section 5.17 or Section 5.18 and such failure shall continue unremedied for a period of five (5) Business Days after the earlier of (i) a chief executive officer, president, senior vice president, senior vice president (finance), executive vice president or chief financial officer of the Borrower becoming aware of the occurrence of such failure or (ii) receipt by the Borrower of notice of such default from the Administrative Agent or any Lender (with a copy to the Administrative Agent in the case of any such notice from a Lender).

then, and in every such event (other than an event described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions, (ii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder and under the other Loan Documents, shall become due and payable immediately; and in the case of any event described in clause (h) or (i) of this Section 7.01, the Commitments shall immediately and automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower hereunder and under the other Loan Documents, shall immediately and automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Lenders may exercise all rights and remedies of a secured party under the New York Uniform Commercial Code or any other applicable law. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Article VII after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Borrower under the Loan Documents, in accordance with the terms of Section 4.02 of the Security Agreement.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action.

(a) Each Lender and each L/C Issuer hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each L/C Issuer authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each L/C Issuer hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Affiliate that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and L/C Issuers (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender or L/C Issuer other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender and each L/C Issuer agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby; and

(ii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or L/C Issuer for any sum or the profit element of any sum received by the Administrative Agent for its own account.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one (1) or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger, Syndication Agent or Co-Documentation Agent shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such Persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim under Sections 2.09, 2.10, 2.12 and 9.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each L/C Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or L/C Issuer, or to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders, the L/C Issuers and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, neither the Borrower nor any of its Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the provisions of this Article.

SECTION 8.02 Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of the Borrower to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any liabilities, costs or expenses suffered by the Borrower or a Lender as a result of, any determination of the Aggregate Credit Exposure, any of the component amounts thereof or any portion thereof attributable to a Lender.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan or issuance of any Letter of Credit that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer sufficiently in advance of the making of such Loan or issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders or L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender or L/C Issuer that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SYNDICATION AGENT, EACH CO-DOCUMENTATION AGENT, OR ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender or such L/C Issuer for purposes of the Loan Documents. Each Lender and each L/C Issuer agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or such L/C Issuer’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04 The Administrative Agent Individually.

With respect to its Commitment and Loans, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or L/C Issuer. The terms “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, or as one (1) of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or L/C Issuers.

SECTION 8.05 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the L/C Issuers and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the L/C Issuers and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Security Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Security Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Security Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each L/C Issuer. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.

SECTION 8.06 Acknowledgements of Lenders and L/C Issuers.

(a) Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or such L/C Issuer, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, each Co-Documentation Agent, or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender or as an L/C Issuer, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, as applicable, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each L/C issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, the Syndication Agent, each Co-Documentation Agent, or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender and each L/C Issuer, by delivering its signature page to this Agreement on the Closing Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender or L/C Issuer hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.

(c) Each Lender and each L/C Issuer hereby agrees that (x) if the Administrative Agent notifies such Lender or such L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or such L/C Issuer from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or such L/C Issuer (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender or such L/C Issuer shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or such L/C Issuer shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of setoff or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or L/C Issuer under this Section 8.06(c) shall be conclusive, absent manifest error.

(d) Each Lender and each L/C Issuer hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender and each L/C Issuer agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or such L/C Issuer shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or such L/C Issuer to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(e) The Borrower hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or any L/C Issuer that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or such L/C Issuer with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Secured Obligations owed by the Borrower.

(f) Each party’s obligations under this Section 8.06(f) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender and L/C Issuer, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 8.07 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(d). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by the Borrower in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders, the L/C Issuers or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08 Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one (1) or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which the Borrower is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one (1) or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that the Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09 Certain ERISA Matters.

(a) Each Lender and each L/C Issuer (x) represents and warrants, as of the date such Person became a Lender or L/C Issuer party hereto, to, and (y) covenants, from the date such Person became a Lender or L/C Issuer party hereto to the date such Person ceases being a Lender or L/C Issuer, as applicable, party hereto, for the benefit of, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one (1) of the following is and will be true:

(i) such Lender or such L/C Issuer is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one (1) or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one (1) or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s or such L/C Issuer’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender or such L/C Issuer is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender or such L/C Issuer to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender or such L/C Issuer, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s or such L/C Issuer’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender or such L/C Issuer.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or L/C Issuer or such Lender or such L/C Issuer has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender or such L/C Issuer further (x) represents and warrants, as of the date such Person became a Lender or L/C Issuer party hereto, to, and (y) covenants, from the date such Person became a Lender or L/C Issuer party hereto to the date such Person ceases being a Lender or L/C Issuer party hereto, for the benefit of, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender or such L/C Issuer (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) The Administrative Agent, the Syndication Agent, each Co-Documentation Agent, and each Arranger hereby informs the Lenders and the L/C Issuers that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or such L/C Issuer or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10 Administrative Agent May File Proof of Claims. In case of the pendency of any proceeding with respect to the Borrower under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, the L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim under Sections 2.09, 2.11, 2.12, 2.13, 2.14 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each L/C Issuer and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the L/C Issuers or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

SECTION 8.11 No Other Duties; Etc. Notwithstanding anything herein to the contrary, neither any Arranger, the Syndication Agent, either Co-Documentation Agent, nor the Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except for any such Arranger in its capacity, as applicable, as the Administrative Agent or a Lender), but all such Persons shall have the benefit of the indemnities provided for hereunder. Each Lender, by delivering its signature page to this Agreement or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent or provide approval pursuant to and subject to the conditions set forth in this Article, none of the Guarantor, the Borrower or any Affiliate thereof shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral, to have agreed to the provisions of this Article VIII.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by electronic mail, as follows:

(i) if to the Borrower, to (A) MSG Las Vegas, LLC, 2 Penn Plaza, New York, New York 10121, Attention of Secretary (Phone: (212) 465-4480), Email: Mark.Cresitello@msgsports.com, (B) Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Ralston W. Turbeville (Phone: (212) 558-4000), Email: TurbevilleR@sullcrom.com and (C) Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, Attention: Robert W. Downes (Phone: (212) 558-4000), Email: DownesR@sullcrom.com;

(ii) if to JPMorgan Chase Bank, National Association, as Administrative Agent, as L/C Issuer or as a Lender, (A) JPMorgan Chase Bank, National Association, 270 Park Avenue, 3rd Floor, New York, New York 10017, Attention of James Millard, Executive Director (Phone: (212) 270-2198, Email: james.g.millard@jpmorgan.com); (B) JPMorgan Chase Bank, National Association, 270 Park Avenue, 3rd Floor, New York, New York 10017, Attention of Shawn Laljit, Executive Director (Phone: (212) 270-0504, Email: shawn.laljit@jpmorgan.com); (C) JPMorgan Chase Bank, National Association, 270 Park Avenue, 3rd Floor, New York, New York 10017, Attention of Terry Ma, Public Finance Credit Middle Office (Phone: (212) 622-9999, Email: terrysukwun.ma@jpmorgan.com); (D) JPMorgan Chase Bank, National Association, 270 Park Avenue, 3rd Floor, New York, New York 10017, Attention of Noah Schimanski, Associate (Phone: (212) 270-8252, Email: Noah.Schimanski@jpmorgan.com), and (E) JPMorgan Chase Bank, National Association, 270 Park Avenue, 3rd Floor, New York, New York 10017, Attention of Selina Au Yang, Associate (Phone: (212) 270-0763, Email: selina.au.yang@jpmorgan.com), with a copy to Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, Attention of Alan Hoffman (Phone: (212) 294-2643, Email: ahoffman@winston.com);

(iii) if to Capital One, National Association, as Lender (Jurisdiction of tax residence: United States), (A) 77 W Wacker Drive, Chicago Illinois 60601, Attention of AJ Will, Specialty Underwriting & Portfolio Manager (Phone: (708) 219-6012, Email: austin.will@capitalone.com), and (B) 77 W Wacker Drive, Chicago Illinois 60601, Attention of Isabella Simon (Phone: (214) 649-3164, Email: isabellasimon@capitalone.com);

(iv) if to Flagstar Bank, N.A., as Lender (Jurisdiction of tax residence: United States), Flagstar Bank, N.A., 1400 Broadway, 26th Floor, New York, NY 10018, Attention of Amit Mahajan, Managing Director (Phone: 917-634-6261, Email: Amit.Mahajan@flagstar.com);

(v) if to PNC Bank, National Association, as Lender (Jurisdiction of tax residence: United States), 340 Madison Ave., 10th Floor, New York, New York 10173, Attention of Blaise Schultheis, Senior Vice President (Phone: (732)-448-2886, Email: blaise.schultheis@pnc.com);

(vi) if to Truist Bank, as Lender (Jurisdiction of tax residence: United States), (A) Truist Bank, 303 Peachtree Street, 33rd Floor, Atlanta, GA 30308, Attention of Hamilton Bailey (Phone: 404-895-8200, Email: hamilton.bailey@truist.com), (B) Truist Bank, 214 North Tryon St., Suite 3300, Charlotte, NC 28202, Attention of Michael Hoffmann (Phone: 704-661-4551, Email: Michael.Hoffmann@truist.com);

(vii) if to Webster Bank, National Association, as Lender (Jurisdiction of tax residence: United States), (A) 360 Lexington Avenue, 6th Floor, New York, New York 10017, Attention of Peter Donahue, Managing Director (Phone: (631) 278-3335, Email: pdonahue@websterbank.com), and (B) 360 Lexington Avenue, 6th Floor, New York, New York 10017, Attention of Richard Elias, Senior Portfolio Manager (Phone: (848) 702-0765, Email: relias@websterbank.com);

(viii) if to East West Bank, as Lender (Jurisdiction of tax residence: United States), (A) 535 Madison Avenue, 8th Floor, New York, New York 10022, Attention of Jonathan Farley (Phone: (646) 281-6397, Email: Jonathan.farley@eastwestbank.com), and (B) 135 N. Los Robles Avenue, 2nd Floor, Pasadena, California 91101, Attention of Jacob Rose (Phone: (626) 768-6941, Email: Jacob.rose@eastwestbank.com);

(ix) if to Northwest Bank, as Lender (Jurisdiction of tax residence: United States), (A) 375 Essjay Road, Suite 100 Williamsville, New York 14221, Attention of Rachelle Brennan (Phone: (716) 730-4288 Ext: 79488, Email: rachelle.brennan@northwest.com), and (B) 100 Liberty Street, P.O. Box 128 Warren, Pennsylvania 16365, Attention of Heather Ishman (Phone: (814) 728-7197, Email: heather.ishman@northwest.com); and

(x) if to any other Lender, to it at its address (or email address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Borrower, the Lenders and the L/C Issuers hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or L/C Issuer. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address or email address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Subject to Section 2.11 and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Borrowing or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definitions of “Default Rate” or waive the obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Borrowing (excluding any mandatory prepayment), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.05 or 2.15(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.17(b) of this Agreement or Section 4.02 of the Security Agreement, in each case, without the written consent of each Lender, (vi) change any of the provisions of this Section or (A) the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder (other than as specified in clause (B) of this Section 9.02(b)), without the written consent of each Lender, or (B) the definition of “Required Revolving Lenders” without the written consent of each Revolving Credit Lender; provided, further that no such agreement amending this Agreement or any of the other Loan Documents (including any defined term therein) shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Accounts Bank hereunder or thereunder without the prior written consent of the Administrative Agent or the Accounts Bank, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.04 without the prior written consent of the Administrative Agent, (vii) (A) alter the pro rata sharing of payments required herein without the written consent of each affected Lender or (B) change the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.08(b), in any manner that adversely affects the Lenders under a Facility without the written consent of each affected Lender, (viii) subordinate the Obligations to any other Indebtedness or other obligations in right of payment, or subordinate the Liens on all or substantially all of the Collateral securing the Obligations to Liens securing any other Indebtedness, in each case, without the written consent of each affected Lender or (ix) authorize the release of all or substantially all of the Collateral in any transaction or series of related transactions, or release the Guarantor from its obligations under the Guaranty Agreement (other than in connection with a transaction permitted by this Agreement that results in payment in full of the Secured Obligations and termination of the Commitments), without the written consent of each Lender (it being acknowledged and agreed that for purposes of clauses (viii) and (ix) any release of, or subordination of Lien with respect to, the Ground Lease shall constitute a release or subordination, as applicable, with respect to all or substantially all the Collateral).

(c) Notwithstanding any other provision of this Section 9.02 to the contrary, any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower (or in the case of the Pledge Agreement, the Guarantor) and the Administrative Agent (i) to cure any obvious error or any ambiguity, omission, defect or inconsistency of a technical nature or (ii) to better implement the intentions of this Agreement, so long as, in the case of this clause (ii), (A) such amendment does not adversely affect the rights of any Lender or (B) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

(d) Notwithstanding any other provision of this Section 9.02 to the contrary, (i) this Agreement and the other Loan Documents may be amended (or amended and restated) to effect an incremental facility pursuant to Section 2.18 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility), or to effect any conforming amendments in accordance with Section 2.18; and (ii) the Administrative Agent may, without the consent of any other party, enter into any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of Incremental Equivalent Debt or any other Indebtedness permitted under this Agreement, as applicable.

(e) Notwithstanding any other provision of this Section 9.02 to the contrary, any waiver, amendment or modification of this Agreement that by its terms affects the right the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(f) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (w) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (x) the principal amount owed to such Lender may not be decreased or forgiven without the consent of such Lender unless such decrease or forgiveness also applies on a pro rata basis to all of the other Loans under the relevant Facility, (y) the rate of interest applicable to the Loans of such Lender may not be decreased without the consent of such Lender unless such interest rate decrease also applies to all of the other Loans under the relevant Facility, and (z) the Maturity Date applicable to any Loans of such Lender under any Facility may not be extended unless such extension also applies to all of the other Loans under the relevant Facility.

(g) Notwithstanding any other provision of this Section 9.02 to the contrary, the Administrative Agent may, without the consent of any other Secured Party, consent to a departure by the Borrower and/or the Guarantor from any covenant of the Borrower and/or the Guarantor set forth in the Security Agreement or in any other Security Document, or pursuant to a written agreement or agreements with the Borrower and/or the Guarantor, as applicable, amend or otherwise modify the Security Agreement or any other Security Document, to the extent such departure or amendment or other modification is consistent with the authority of the Administrative Agent set forth in this Agreement (including in the definition of the term “Collateral and Support Requirement”) or any other Loan Document or is necessary or appropriate to eliminate any conflict between provisions of this Agreement and those of the Security Agreement or any other Security Document.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Borrower may (i) replace such non-consenting Lender in accordance with Section 2.16; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph) or (ii) with the prior written consent of the Required Lenders, terminate the Commitments of such Lender and repay all Secured Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of the termination date.

SECTION 9.03 Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Borrower shall pay (i) all reasonable, documented and invoiced out of pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one (1) outside counsel for the Administrative Agent and, if reasonably necessary, one (1) local counsel in Nevada, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer, including the fees, charges and disbursements of one (1) counsel for the Administrative Agent, the Lenders and the L/C Issuers, taken as a whole, and, if reasonably necessary, one (1) local counsel in Nevada and, in the case of a conflict of interest, one (1) additional counsel (and one (1) additional counsel in Nevada) to each group of Affected Lenders and L/C Issuers similarly situated, taken as a whole, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (b) in connection with the Loans made or Lettes of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iii) all reasonable out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Borrower shall not assert, and the Borrower hereby waives, any claim against the Administrative Agent, the Syndication Agent, either Co-Documentation Agent, any Arranger, any Lender, any L/C Issuer and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c) Indemnity. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, the Syndication Agent, each Co-Documentation Agent, each Arranger, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of one (1) counsel for the Indemnitees, taken as a whole, and, if reasonably necessary, one (1) local counsel in Nevada and, in the case of a conflict of interest, one (1) additional counsel (and one (1) additional counsel in Nevada) to each group of affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee by any third party or by the Borrower or the Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or its equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(d) Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent and any L/C Issuer and under Section 11.2(e) of the Accounts Agreement to the Accounts Bank Indemnitees (as defined in the Accounts Agreement) and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor (and, in any event, not later than thirty (30) days after such demand).

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lenders and the L/C Issuers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one (1) or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Letter of Credit Commitments, and the Loans (including for purposes of this Section 9.04, participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower; provided that, the Borrower shall be deemed to have consented to an assignment of all or a portion of the Loans if it shall have failed to object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided further that if a prospective assignee is not a commercial bank, finance company, insurance company, financial institution or fund (a “Non-Financial Entity”), the Borrower shall be deemed to be acting reasonably in withholding its consent if such Person is a direct or indirect competitor of the Borrower or the Guarantor as notified by the Borrower to the Administrative Agent within five (5) Business Days after being informed of the identity of such Non-Financial Entity;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or an Approved Fund; provided, further, that the Administrative Agent shall be deemed to be acting reasonably in withholding its consent to a prospective assignee that is a Defaulting Lender; and

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); provided that no consent of an L/C Issuer shall be required if (x) an Event of Default occurs with respect to the Borrower under Sections 7.01(i) or 7.01(j) and (y) such L/C Issuer has no outstanding Letters of Credit at that time.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one (1) or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof or (d) the Borrower or any of its Affiliates; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one (1) of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.15(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or any L/C Issuer, sell participations to one (1) or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, the Loans and/or L/C Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.12, 2.13 and 2.14 (subject to the requirements and limitations therein, including the requirements under Sections 2.14(f) and (g) (it being understood that the documentation required under Section 2.14(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.12 or 2.14, with respect to any participation, than its participating

Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) A Participant shall not be entitled to receive any greater payment under Section 2.12 or Section 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(f) as though it were a Lender.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, if at any time JPMorgan or any other L/C Issuer assigns all of its Revolving Commitments and Revolving Loans pursuant to Section 9.04(b), such L/C Issuer may upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer. In the event of any such resignation as an L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer (so long as such appointee agrees to act as an L/C Issuer hereunder) hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan or any other L/C Issuer as an L/C Issuer. If any L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.19(c)). Upon the appointment and acceptance of a successor L/C Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (b) in the case of the appointment and acceptance of a successor L/C Issuer, the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

SECTION 9.05 Survival.

All representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and all L/C Borrowings, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form

(including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one (1) or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction; provided that the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.

SECTION 9.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall (i) affect any right that the Administrative Agent, any Lender or any L/C Issuer may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction, or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform

Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3, ISP 98 Rule 2.02 and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the L/C Issuer or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors on a need-to-know basis (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (ii) becomes publicly available other than as a result of a breach of this Section or (iii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.14 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15 No Fiduciary Duty, etc.

(a) The Borrower acknowledges and agrees, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other Person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto.

(b) The Borrower further acknowledges and agrees, that each Credit Party, together with its Affiliates, is a full-service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, the Borrower acknowledges and agrees, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.

SECTION 9.16 USA PATRIOT Act.

Each Lender that is subject to the requirements of the USA PATRIOT Act of 2001 (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.18 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.19 Release of Liens.

(a) When all the Secured Obligations (other than contingent obligations for indemnification, expense reimbursement, tax gross up or yield protection as to which no claim has been made) have been paid in cash in full and the Lenders have no further commitment to lend under this Agreement, all security interests created by the Security Documents shall be automatically terminated and released without any further action by any Secured Party or any other Person and all rights to the Collateral shall revert to the pledgor or grantor under the Security Documents. If the Administrative Agent shall be authorized pursuant to the applicable Security Document to release any Lien or any Collateral, (i) such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, such Section, and (ii) the Administrative Agent, at the request of the Borrower, shall either (x) execute and deliver to the Borrower such documents as the Borrower shall reasonably request to evidence such release or (y) execute and deliver an assignment of the Security Documents to such party as the Borrower shall designate as opposed to releasing such Security Documents, all at the expense of the Borrower.

(b) In connection with any termination, release or assignment pursuant to this Section 9.19, the Administrative Agent shall execute and deliver to the Borrower, at the sole expense of the Borrower, all documents that the Borrower shall reasonably request to evidence such termination, release or assignment. Any execution and delivery of documents pursuant to this Section 9.19 shall be without recourse to or warranty by the Administrative Agent. Notwithstanding anything to the contrary in any Loan Document, the Administrative Agent shall not release all, substantially all of the Collateral (or release the Guarantor from the Guaranty Agreement) except with the consent required by Section 9.02(b) or as expressly permitted in connection with a transaction that results in payment in full of the Secured Obligations and termination of the Commitments.

SECTION 9.20 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, any Lender or any L/C Issuer, or the Administrative Agent, any Lender or any L/C Issuer exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Lender or such L/C Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy Code or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the NYFRB Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

MSG LAS VEGAS, LLC, as Borrower

By:	/s/ Robert Langer
Name: Robert Langer
Title: Executive Vice President, Chief Financial Officer & Treasurer

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent, as a Lender and as L/C Issuer

By:	/s/ James G. Millard
Name: James G. Millard
Title: Executive Director

[Signature Page to Credit Agreement]

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Paul Darrigo
Name: Paul Darrigo
Title: Managing Director

[Signature Page to Credit Agreement]

FLAGSTAR BANK, N.A., as a Lender

By:	/s/ Stephen Levandowski
Name: Stephen Levandowski
Title: Vice President

[Signature Page to Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Blaise Schultheis
Name: Blaise Schultheis
Title: Senior Vice President

[Signature Page to Credit Agreement]

TRUIST BANK, as a Lender

By:	/s/ Hamilton Bailey
Name: Hamilton Bailey
Title: Vice President

[Signature Page to Credit Agreement]

WEBSTER BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Peter Donahue
Name: Peter Donahue
Title: Managing Director

[Signature Page to Credit Agreement]

EAST WEST BANK, as a Lender

By:	/s/ Jonathan Farley
Name: Jonathan Farley
Title: Managing Director

[Signature Page to Credit Agreement]

NORTHWEST BANK, as a Lender

By:	/s/ Ray Gobran
Name: Ray Gobran
Title: Director